EXHIBIT 10.8

HICKORY RIDGE LANDFILL

LANDFILL GAS SALE AND PURCHASE AGREEMENT

BETWEEN

BFI WASTE SYSTEMS OF NORTH AMERICA, LLC

AND

GES LIVE OAK – HICKORY RIDGE, LLC

November 14, 2008

*****  Certain information in this exhibit has been omitted pursuant to a request for confidential treatment.  The omitted portions have been filed separately with the Securities and Exchange Commission.  We have marked this exhibit where information has been omitted with “*****”.

LANDFILL GAS SALE AND PURCHASE AGREEMENT

LANDFILL GAS SALE AND PURCHASE AGREEMENT

This Landfill Gas Sale and Purchase Agreement (this “Agreement”), executed and dated as of November 14, 2008 (“Effective Date”), is by and between BFI Waste Systems of North America, LLC, a Delaware limited liability company, with principal offices at 18500 North Allied Way, Phoenix, Arizona  85054 (“Seller”), and GES Live Oak – Hickory Ridge, LLC, a Georgia limited liability company (“Purchaser”), with principal offices at Suite 250, Tower Place 200, 3348 Peachtree Road, NE, Atlanta, Georgia 30326 (each of Seller and Purchaser are referred to herein as “Party” and collectively as the “Parties”), with reference to the following facts and circumstances.

RECITALS

WHEREAS, Seller owns and/or operates a landfill located at 3330 Moreland Avenue, Conley, Georgia 30288 (“Seller’s Site”), and Seller owns and/or controls the Landfill Gas produced at Seller’s Site;

WHEREAS, Seller desires to make available and sell Landfill Gas collected from current and future operations of Seller’s Site to Purchaser;

WHEREAS, Purchaser is currently negotiating to purchase a facility to convert Landfill Gas into saleable processed gas (the “Processing Facility”) at the Live Oak Landfill (“Live Oak”), located at 1189 Henrico Road, Conley, Georgia 30288;

WHEREAS, Purchaser desires to purchase Landfill Gas from Seller’s Site during the term of this Agreement and in accordance with its terms and conditions, and if successful in purchasing the Processing Facility, Purchaser plans to construct a pipeline to deliver the Landfill Gas from Seller’s Site to the Processing Facility;

WHEREAS, whether or not Purchaser is successful in purchasing the Processing Facility, Purchaser intends to install necessary equipment on Seller’s Site to provide any processing of the Landfill Gas required either to transport the Landfill Gas to Live Oak, to transport the Landfill Gas directly into a nearby gas main of Atlanta Gas Light Company (the “AGL Main”), or otherwise to transport the Landfill Gas to facilitate the sale thereof;

WHEREAS, Purchaser intends to convert the Landfill Gas from the Seller’s Site into processed gas (or an energy product thereof) and sell such gas to a Gas Buyer(s) during the term of this Agreement and in accordance with its terms and conditions; and

WHEREAS, any other direct or indirect use of the Landfill Gas by Purchaser, other than the processing of such Landfill Gas for resale, will be subject to the mutual agreement of Purchaser and Seller, in their discretion.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1
Accounting Period means any period that begins on the first day of any calendar month and ends on the last day of such calendar month during the Contract Term, except that the first Accounting Period shall commence with initial deliveries of Landfill Gas hereunder and end on the last day of the calendar month in which such initial deliveries are made.

1.2
Affiliate means, with respect to Purchaser or Seller, as the case may be, any Person that directly or indirectly owns fifty percent (50%) or more of Purchaser or Seller, or any Person of which Purchaser or Seller directly or indirectly owns at least fifty percent (50%) of the equitable interests, or their respective parent entities, or any subsidiary of their respective parent entities.

1.3	Agreement means this Landfill Gas Sale and Purchase Agreement, including exhibits and attachments, and all amendments and modifications hereafter executed by the Parties hereto.

1.4	BTU means British Thermal Unit, defined as the amount of heat required to raise the temperature of one (1) pound of water one (1) degree Fahrenheit at a temperature of sixty (60) degrees Fahrenheit.

1.5
Commercial Operations Date means the first date after which Purchaser’s Facilities have been in continuous operation (i.e., processing and selling Landfill Gas to a Gas Buyer) for a fourteen (14) consecutive day period during which the availability factor of Purchaser’s Facilities meets or exceeds eighty percent (80%) calculated on an hourly basis.

1.6	Contract Term means the period commencing on the Effective Date and ending December 31, 2029.

1.7
Delivery Point means the point on Purchaser’s Site and prior to the Purchaser’s Facilities where Purchaser shall locate, own, operate, and maintain a custody transfer meter and Landfill Gas quality analyzer.

1.8	Effective Date means the date this agreement is duly executed and delivered by both Parties, as indicated above.

1.9
Environmental Attributes means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the Purchaser’s Facilities, and its displacement of conventional energy generation.  Environmental Attributes include but are not limited to:  (1) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (2) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; and (3) the reporting rights to these avoided emissions such as Green Tag Reporting Rights.  Green Tag Reporting Rights are the right of a Green Tag purchaser to report the ownership of accumulated Green Tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party at the Green Tag purchaser’s discretion, and include without limitation those Green Tag Reporting Rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program.  Green Tags are accumulated on kWh basis and one Green Tag represents the Environmental Attributes associated with one (1) MWh of energy.  To the extent related and limited to the purchase and sale of Landfill Gas contemplated hereby, Environmental Attributes also include (i) any energy, capacity, reliability or other power attributes from the Purchaser’s Facilities, (ii) production tax credits associated with the construction or operation of Purchaser’s Facilities, Seller’s Site or Seller’s Facilities, or any other associated contract or right, and other financial incentives in the form of credits, reductions, or allowances associated with the Purchaser’s Facilities, Seller’s Site or Seller’s Facilities that are applicable to a state or federal income taxation obligation.

1.10
Environmental Laws means any applicable federal, state, or local governmental law, statute, rule, regulation, order, consent decree, decree, judgment, permit, license, covenant, deed restriction, ordinance or other requirement or standard relating to pollution or the regulation or protection of health, safety, natural resources, or the environment, as now existing or hereafter in effect, including, without limitation, those relating to releases, discharges, emissions, injections, leachings, or disposals of hazardous substances or hazardous materials into air, water, land or groundwater, to the withdrawal or use of groundwater, or to the use, handling, treatment, removal, storage, disposal, processing, distribution, transport, or management of hazardous substances. "Environmental Laws" shall include, but shall not be limited to, the Clean Air Act; the federal Water Pollution Control Act; the Safe Drinking Water Act; the Toxic Substances Control Act; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, as amended by the Solid and Hazardous Waste Amendments of 1984; the Occupational Safety and Health Act; the Hazardous Materials Transportation Act; the Oil Pollution Act of 1990; and any similar federal, state or local statutes and regulations.

1.11	Excess Gas shall have the meaning set forth in Article 4.2.

1.12	Excess Gas Condition shall have the meaning set forth in Article 4.2.

1.13	Gas Buyer means any purchaser of processed or unprocessed Landfill Gas from Purchaser pursuant to a Gas Purchase Contract.

1.14	Gas Purchase Contract means an agreement between Purchaser and a Gas Buyer for the purchase of processed or unprocessed Landfill Gas.

1.15
Governmental Authority means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.16
Gross Revenue means collected revenue received directly by Purchaser or its Affiliates from or with respect to the sale of Landfill Gas from Seller’s Site, net of any refunds of previously collected revenue resulting from Purchaser overcharging its customers, together with (i) the value realized directly or indirectly by Purchaser or its Affiliates with respect to any Environmental Attributes derived by Purchaser or its Affiliates as a result of the transactions or activities contemplated by this Agreement and (ii) the value of any exchanged services or other in-kind exchanges relating to the sale or use of Landfill Gas, if any.  Purchaser agrees to disclose to Seller any contractual provisions that provide for any exchanged services or other in-kind exchanges in place of the receipt of revenues relating to the sale of Landfill Gas, if any, it being the intent of the parties that the market value of such in-kind exchanges, as reasonably determined by the parties, will be included in the determination of Gross Revenue.  Purchaser and Seller acknowledge that certain amounts of Purchaser’s Gross Revenue may be derived from the sale of processed Landfill Gas that has been combined with landfill gas drawn from Live Oak.  To the extent that such event occurs, the portion of such Gross Revenue attributable to Seller’s Site from the combined processing of landfill gas from the two landfill sites shall equal the total gross revenues derived by Purchaser from the sale of processed landfill gas during the measurement period multiplied by a fraction, the numerator of which shall be the total MMBTUs of Landfill Gas drawn by Purchaser from Seller’s Site during the measurement period, and the denominator of which shall be the combined MMBTUs of landfill gas drawn from Seller’s Site and from Live Oak to the Processing Facility during the measurement period.  An example of the foregoing calculation is attached hereto as Exhibit B.  Seller shall be allocated all other gross revenues relating to the sale of Landfill Gas from Seller’s Site if such Landfill Gas is not combined with landfill gas from Live Oak.  If Seller and Purchaser, in their discretion, mutually agree upon any other use by Purchaser of Landfill Gas other than the processing, transportation and sale of Landfill Gas as contemplated herein, the determination of value for purposes of this definition shall be as mutually agreed upon by Seller and Purchaser, in their discretion.

1.17	Higher Heating Value shall mean the amount of heat released when a known volume of hydrocarbon (i.e., Landfill Gas) is burned.

1.18	Landfill Gas means gas generated from the decomposition of refuse and other solid wastes deposited or located on Seller’s Site and collected by Seller’s Facilities.

1.19	Modifications shall have the meaning set forth in Article 4.6.

1.20
Person means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

1.21	Purchaser means GES Live Oak – Hickory Ridge, LLC, a Georgia limited liability company, with principal offices at Suite 250, Tower Place 200, 3348 Peachtree Road, NE, Atlanta, Georgia 30326.

1.22
Purchaser’s Facilities means the fixtures, equipment and assets of Purchaser, whether owned or leased by Purchaser that are used by Purchaser in the performance of Purchaser’s business and are currently or may in the future be located on Purchaser’s Site, subject to the terms and conditions of a Site Lease Agreement.  Purchaser’s Facilities may also include, but shall not be limited to: (i) a pipeline suitable to transport Landfill Gas from the Delivery Point to the Purchaser’s processing and conversion equipment at the Live Oak landfill; (ii) a pipeline suitable to transport Landfill Gas from Purchaser’s Site to the AGL Main or elsewhere for sale; (iii) all equipment and pipelines necessary or convenient for Purchaser to process the Landfill Gas on Purchaser’s Site into a saleable product; (iv) all equipment that may be required for the connection of the existing blower(s) to the Delivery Point (including all control systems necessary to automatically direct Landfill Gas to Seller’s Flare when Purchaser does not purchase and/or accept Landfill Gas from Seller pursuant to this Agreement or Purchaser’s Facilities do not or cannot process such Landfill Gas); (v) backup generators that would allow Purchaser to operate the Purchaser’s Facilities in the event of a power loss and that would also generate enough electricity in the event of a power loss for Seller to be able to run a flare system, provide Landfill Gas to the Delivery Point and pump condensate offsite for disposal; and (vi) metering equipment, compressors, dehydration units and/or other landfill gas processing equipment used for collecting, producing and delivering or facilitating the collection, production and delivery of processed Landfill Gas,  or as the same is modified, expanded and/or replaced.

1.23
Purchaser’s Site means that certain real estate upon which the Purchaser’s Facilities will be located, which real estate shall be leased from Seller pursuant to the terms and conditions of a Site Lease Agreement.

1.24	Qualifying Landfill Gas means Landfill Gas meeting the minimum standards described in Article 7.1.

1.25
Section 29 Tax Credits means those Tax Credits available under Section 29 of Subtitle A, Chap. 1A, Part IV of the Internal Revenue Code of 1986, as amended from time to time (or any successor provision).

1.26	Seller means BFI Waste Systems of North America, LLC, a Delaware limited liability company, with offices at 18500 North Allied Way, Phoenix, Arizona 85054.

1.27
Seller’s Facilities means the fixtures, equipment and assets of Seller, whether owned or leased by Seller that are either used by Seller in the performance of Seller’s business or are currently or may in the future be located on Seller’s Site up to the Delivery Point and includes, but is not limited to, the wells, pipes, headers and gathering systems, flares, vacuum pipelines, blowers, condensate knockout vessels or systems and all other fixtures, equipment and assets that are used for the purpose of collecting, producing and delivering or facilitating the collection, production and delivery of Landfill Gas, as such exists as of the Effective Date or as the same may be modified, expanded and replaced.  The term “Seller’s Facilities” shall not include the Purchaser’s Facilities.

1.28	Seller’s Flare means the combustion and control system flare(s) owned and operated by Seller at Seller’s Site.

1.29	Seller’s Site means the Hickory Ridge Landfill located at 3330 Moreland Avenue, Conley, Georgia 30288.

1.30	Site Lease Agreement means a separate Site Lease Agreement to be entered into between Purchaser and Seller.

1.31	Tax Credits means all or any of the credits against or with reference to any federal, state, or local taxes.

1.32	Work means any and all efforts performed by Purchaser to modify Seller’s Facilities to redirect Landfill Gas to the Delivery Point, as more specifically described in Article 2.6.

ARTICLE 2

PRELIMINARY ACTS OF THE PARTIES

2.1
Permits, Authorizations.  Seller will use commercially reasonable efforts to timely and promptly obtain all necessary permits and authorizations, if any, required to deliver Landfill Gas to Purchaser in accordance with this Agreement.  Seller shall provide Purchaser reasonable written notice prior to filing for, or requesting, any permit, authorization, zoning change, consent, or approval (or any modification of any of the foregoing) related to this Agreement.  Any permits and authorizations relating primarily to the Purchaser’s Facilities or Purchaser’s business operations shall be the sole responsibility and obligation of Purchaser.  Purchaser shall provide Seller reasonable written notice prior to filing for, or requesting, any permit, authorization, zoning change, consent, or approval (or any modification of any of the foregoing) related to the Purchaser’s Facilities, Purchaser’s Site, or Purchaser’s business operations related to this Agreement.  Upon written request, each Party shall provide the other with a copy of the application and status of the permits and authorizations described above.  Notwithstanding any other provision of this Agreement, Purchaser shall not be obligated to commence or continue design or construction of the Purchaser’s Facilities or of any additions, improvements or modifications thereto, or of any modifications to Seller’s Facilities, except to the extent that Purchaser and Seller have obtained all necessary permits and authorizations therefore and Purchaser has entered into one or more Gas Purchase Agreements upon terms and with respect to quantities of Landfill Gas sufficient in Purchaser’s sole and absolute discretion to render such facilities economically viable and advisable, taking into account (among other matters) the financial terms of this Agreement.  Purchaser will use commercially reasonable efforts to enter into one or more Gas Purchase Agreements acceptable to it and to obtain all such necessary permits and authorizations. This Article 2.1 shall in no way limit or modify Seller’s rights set out in Article 6 below.

2.2
Mutual Assistance.  Each Party shall be responsible for the acquisition and payment of their respective permits and authorizations.  However, upon written request, the Parties hereto shall use commercially reasonable efforts to support and assist one another in the acquisition of any required permit or authorization to fulfill the obligations hereunder, and the assisting Party shall be reimbursed its out-of-pocket costs by the Party that requested the support and assistance.  Such support shall include, without limitation, participation in regulatory proceedings and provision of relevant non-confidential information concerning each Party’s operations.  If either Party, in its sole and absolute discretion, provides confidential information to the other Party in connection with such support, the Party receiving such confidential information shall comply with the provisions of Article 13.12.

2.3
Site Lease Agreement.  No later than one hundred twenty (120) days after the execution of this Agreement and at no additional cost or expense, Purchaser and Seller shall enter into a Site Lease Agreement in a form substantially similar to the form attached hereto as Exhibit A; provided, however, the Site Lease Agreement shall include a grant to Purchaser of all necessary easements for pipelines and other infrastructure located outside Purchaser’s Site (and located on Seller’s Site) but related to the Purchaser’s Facilities, Purchaser’s Site, or Purchaser’s business operations as to this Agreement.

2.4
Public Utility Status.  Neither Party hereto shall hold itself out as a public utility or submit to the jurisdiction of the Georgia Public Service Commission (“GPSC”), or any other local, state or federal agency by reason of the extraction, purchase, treatment, delivery, transfer or sale of Landfill Gas hereunder without being required to do so under applicable laws.  If, for any reason, either Party is considered a public utility by the GPSC such that its rates, charges, rules, regulations, service, financing, accounts, and such other matters involving a privately owned gas public utility distribution system are subject to the regulation or jurisdiction of the GPSC as provided for under O.C.G.A. §46-4-1, et seq., or other appropriate Governmental Authority, such Party agrees to use reasonable, good faith efforts to obtain relief from such regulations, in the form of a waiver or some other relief acceptable to such Party.  If such Party is unable to obtain the waiver or relief requested, and the GPSC or other appropriate Government Authority continues to attempt to subject the Party to regulation as a public utility, such Party may, upon at least sixty (60) days written notice to the other Party, terminate this Agreement and have no further obligations hereunder except for any obligation identified in Article 6.4 herein.  Notwithstanding the foregoing, in the event that Purchaser’s construction of a pipeline to deliver the Landfill Gas from Seller’s Site to the Processing Facility or the AGL Main or elsewhere subjects Purchaser to the jurisdiction of the GPSC or any other local, state or federal agency, and Purchaser consents to such jurisdiction, this Agreement shall not terminate under this Article 2.4; provided that such treatment of Purchaser does not have a material adverse effect on Seller or require Seller to be treated as a public utility by GPSC.  Notwithstanding anything else herein to the contrary, the Parties acknowledge that the GPSC has safety jurisdiction over all natural gas pipelines constructed in Georgia and the exercise of such jurisdiction over any pipelines contemplated by this Agreement shall not provide either Party a right to terminate this Agreement.

2.5
Construction of Purchaser’s Facilities.  Subject to the other provisions in this Agreement and at no cost to Seller, Purchaser shall construct and install the Purchaser’s Facilities.  The Purchaser’s Facilities may include any of the equipment or facilities described in Article 1.22 but at a minimum shall include, without limitation:

(a)	All equipment required for the connection of the Purchaser’s Facilities and Seller’s Facilities at the Delivery Point;

(b)	A pipeline suitable to transport Landfill Gas from the Delivery Point to the Processing Facility, to the AGL Main, or to another location for sale; and

(c)	The metering and measuring equipment described in Article 8.1.

2.6
Modification of Seller’s Facilities.  Purchaser shall, at no cost to Seller, modify Seller’s Facilities as necessary to redirect Landfill Gas to the Delivery Point.  Prior to making any modifications to Seller’s Facilities required for connecting Seller’s Facilities to the Delivery Point, Purchaser shall provide Seller with a full set of drawings, such that Seller can conduct a design review and approval that shall be limited to issues directly relating to compatibility with Seller’s Facilities.  Seller shall complete any design review within thirty (30) days after receipt of the drawings and agrees not to unreasonably withhold, condition, or delay such approval.  Seller’s review and/or approval of such design shall not be deemed a warranty or representation of any kind as to the design, suitability, capability, or expected performance of the Purchaser’s Facilities or operations.  Title to all equipment required to modify Seller’s Facilities as provided in this Article 2.6 shall pass to Seller free and clear of all liens, claims, encumbrances and security interests as of the date of the incorporation of such equipment into Seller’s Facilities, and Purchaser shall execute and deliver to Seller such lien waivers and other documents reasonably requested by Seller.

Purchaser will perform any modifications to Seller’s Facilities required pursuant to this Article 2.6 (the “Work”) with qualified persons in such a manner as to take all reasonable precautions to prevent the disruption of Seller’s Site, Seller’s Facilities and Seller’s operations.  Seller will have the right to monitor the Work as well as the right to suspend any activity it reasonably believes in good faith contravenes Seller’s Site safety/work practices or could materially and adversely impact Seller’s Site, Seller’s Facilities or Seller’s operations.  Purchaser shall conduct the Work in a manner consistent with all applicable laws, rules, regulations, and orders including, without limitation, Environmental Laws, occupational safety, and health laws.  Purchaser acknowledges that hazards may be involved in performing the Work.  Accordingly, Purchaser shall perform the Work in accordance with good industry practices, shall take necessary precautions in the removal, handling, transporting, and disposing of material and product involved in the Work, and shall take reasonable precautions to avoid an unhealthy or unsafe work environment, injuries to persons, damage to property, or pollution.

Purchaser and Seller acknowledge that the intent of this Article 2.6 is to ensure that the Parties cooperate in good faith to maximize the production and collection of Qualifying Landfill Gas in an effort to maximize the Parties’ mutual economic benefits under this Agreement while complying with all applicable laws and permit conditions, but in all cases, subject to the provisions of Article 2.7, below.

2.7
Priority of Landfill Operations.  Notwithstanding anything herein to the contrary, Purchaser understands and agrees that Seller’s primary interest and obligation are the safe and efficient operation of Seller’s Site, in compliance with applicable laws and permit conditions, and that any interest of Purchaser in the Landfill Gas shall remain secondary to the operation of Seller’s Site.  Purchaser’s rights and interests hereunder shall not interfere with Seller’s compliance with any permit related to Seller’s Facilities, or with the lawful and safe operation of Seller’s Site, including the design, construction, operation, maintenance, monitoring, closure, and post-closure of Seller’s Site.  Seller may, in emergency circumstances, operate its blowers and flares independent of Purchaser, if Seller deems necessary.  Subject to the foregoing, Seller and Purchaser will work together in good faith to attempt to minimize adverse impacts to the Landfill Gas flow and Purchaser’s operations resulting from Seller’s primary interest and obligation; provided that nothing in this Agreement shall require Seller to incur out-of-pocket expenses in taking any actions that are not required to be taken by Seller in this Agreement with respect to compliance with applicable laws and permits relating to Seller’s Site and Seller’s operations (without taking into account Purchaser’s activities for purposes of making the foregoing determination).

2.8
Return of Project Development Payment.  Notwithstanding anything herein to the contrary, during the period from the date hereof through the earlier of the Commercial Operations Date or December 31, 2010, Purchaser shall have the option to terminate this Agreement on written notice to Seller and promptly receive reimbursement from Seller of the entire amount of the Project Development Payment if Seller fails to use commercially reasonable efforts (i) to secure all permits, authorizations, licenses and approvals (or modifications of any of the foregoing) required to be obtained by Seller with respect to the activities contemplated herein, and (ii) at no out of pocket cost to Seller, to assist Purchaser in making application for and obtaining, all other permits, authorizations, zoning changes, consents, licenses and approvals (or modifications of any of the foregoing) required to be obtained with respect to the activities contemplated herein; provided that if at any time Purchaser believes that Seller is not acting in a commercially reasonable manner, it shall give written notice to Seller including reasonable detail of any alleged failure of Seller to fulfill its obligations, and a reasonable opportunity to cure any such alleged failure.  The period within which Purchaser may terminate and receive reimbursement of the Project Development Payment shall be extended by the same amount of time that Seller is determined not to have been using such commercially reasonable efforts prior to curing such failure.

ARTICLE 3

FACILITIES

3.1
Purchaser’s Facilities.  Purchaser shall be responsible for all costs and expenses to construct, install, maintain, and operate the Purchaser’s Facilities (including, but not limited to, utilities expense).  At all times during the term hereof, the Purchaser’s Facilities shall be designed, constructed, maintained and operated in compliance with all applicable permits, laws and regulations, including without limitation Environmental Laws.  The Purchaser’s Facilities shall include equipment to automatically route Landfill Gas to and start Seller’s Flare in the event the Purchaser’s Facilities are inoperative, or Purchaser is not fully utilizing the Landfill Gas.  In the event the Purchaser’s Facilities are inoperative for a period of five (5) consecutive days, Purchaser shall provide written notice to Seller of such fact and provide an estimate of the date by which the Purchaser’s Facilities shall be operative.  Purchaser shall retain all rights to any Environmental Attribute, tax, emission or other credits with respect to the handling, processing and sale of Landfill Gas downstream of the Delivery Point, including without limitation, Purchaser’s operations, Purchaser’s Facilities, and the purchase of Landfill Gas by Gas Buyer(s) from Purchaser, or using Landfill Gas as a fuel, including without limitation, Renewable Energy Production Incentive Payments from the U.S. Department of Energy, and any credits realized in connection with the generation of energy, or the generation of electricity for its own account (if such use is mutually approved by the Parties), or the combustion of Landfill Gas by the Purchaser’s Facilities.  Notwithstanding the foregoing, any Environmental Attribute, tax, emission or other credits that may be taken by Purchaser and Seller, but not both, shall be shared in the manner contemplated by Article 9.5, with the exception that any tax, emission or other credits that would be available to Seller without regard to Purchaser’s activities hereunder shall remain with Seller.

3.2
Seller’s Facilities.  Seller is responsible for the ownership, operation, and maintenance of Seller’s Facilities.  Seller shall be solely responsible for the design, engineering, construction, installation and cost of operation and maintenance of Seller’s Facilities, including the construction, operation and maintenance of Landfill Gas collection and destruction facilities necessary for health and safety, to prevent migration of Landfill Gas onto adjacent properties, and to comply with applicable federal, state and local regulatory requirements for control of Landfill Gas emissions from Seller’s Facilities (provided however that any costs associated with the Modification of Landfill Gas collection and destruction facilities shall be borne by Purchaser to the extent set forth in Article 4.6 herein).

3.3
Seller’s Compliance Obligations; Certain Credits.  Seller shall design, construct, install, operate and maintain Seller’s Facilities in accordance with regulatory requirements of 40 CFR Part 60, Subpart WWW, Standards of Performance For New Stationary Sources.  Notwithstanding the foregoing, Seller shall be responsible for operation and maintenance costs and expenses related to the Seller Facilities only to the extent required for compliance with its permits and laws, rules and regulations applicable to Seller’s landfill operations and Seller’s Site, or as otherwise required under this Agreement.  Seller shall retain all rights to any Environmental Attribute, tax, emission or other credits with respect to the handling of Landfill Gas upstream of the Delivery Point, including without limitation, Seller’s Site, Seller’s operations and Seller’s Facilities, including further, without limitation, the flaring or other combustion of Landfill Gas by Seller’s Facilities, the sale of Landfill Gas to Purchaser, and Section 29 Tax Credits and similar Tax Credits.  Notwithstanding the foregoing, any Environmental Attribute, tax, emission or other credits that may be taken by Purchaser and Seller, but not both, shall be shared in the manner contemplated by Article 9.5, with the exception that any tax, emission or other credits that would be available to Seller without regard to Purchaser’s activities hereunder shall remain with Seller.  Each Party shall be responsible for the purchase of its own emission credits and/or offsets, as required.

ARTICLE 4

LANDFILL GAS PURCHASE/SALES/ACCEPTANCE

4.1
Purchase and Sale.  Beginning on the Effective Date, and subject to the terms and conditions of this Agreement, Purchaser shall have the exclusive right to purchase from Seller all Landfill Gas produced at Seller’s Site for processing and sale to Gas Buyer(s) pursuant to a Gas Purchase Contract(s).  Seller shall use commercially reasonable efforts to provide and sell to Purchaser such Landfill Gas produced at Seller’s Site in accordance with the terms and conditions of this Agreement.

4.2
Excess Gas.  Notwithstanding any other term of this Agreement to the contrary, if at any time following the Commercial Operations Date Purchaser fails to process and sell at least fifty percent (50%) of the Qualifying Landfill Gas made available by Seller  over a rolling one hundred eighty (180)-day period (herein defined as an “Excess Gas Condition”), in addition to Seller’s right to terminate this Agreement as provided in Article 6.2(f), Seller shall have the option to provide Purchaser written notice (herein defined as an "Excess Gas Notice") that Seller wishes to sell Qualifying Landfill Gas in excess of the average percentage of Qualifying Landfill Gas processed and sold by Purchaser over the rolling one hundred eighty (180)-day period (“Excess Gas”) to a third party on a permanent basis.  Upon receipt of an Excess Gas Notice, Purchaser must within sixty (60) days commence purchasing no less than fifty percent (50%) of all Qualifying Landfill Gas made available by Seller, or lose the right to purchase the Excess Gas.

Should Purchaser fail to meet the forgoing conditions, the Excess Gas shall be released to Seller for sale to a third party, and the maximum amount of Qualifying Landfill Gas that Seller is required to make available to Purchaser hereunder shall be reduced to Purchaser’s average percentage use over the above-referenced rolling one hundred eighty (180)-day measurement period.

Notwithstanding the above, Purchaser shall not lose any rights to Landfill Gas if and for so long as it processes and sells or otherwise pays (and continues to pay) Seller for no less than fifty percent (50%) of the Qualifying Landfill Gas no more than sixty (60) days from and after Purchaser’s receipt of the Excess Gas Notice.  The amount payable to Seller for any Qualifying Landfill Gas not otherwise processed and sold by Purchaser shall be determined by estimating the Gross Revenue that would be derived by Purchaser if Purchaser were to utilize, process and sell the Qualifying Landfill Gas on the same basis and with the same efficiencies that Purchaser utilizes, processes and sells Qualifying Landfill Gas in general and paying Seller the amount that it would be due in accordance with this Agreement.

4.3
Seller Operations.  Seller shall use commercially reasonable efforts to provide Purchaser with Qualifying Landfill Gas over the term of this Agreement.  Such commercially reasonable efforts shall include, but not necessarily be limited to, the following:

(a)
Seller will maintain in full force and effect all permits, approvals, certificates of occupancy and licenses required to deliver Landfill Gas to Purchaser as provided hereunder.  Subject to Article 2.7, Seller agrees to use commercially reasonable efforts to maximize Qualifying Landfill Gas production and to provide sufficient competent, knowledgeable and fit personnel to lawfully and properly perform its obligations hereunder;

(b)
The Parties recognize and acknowledge that careful and proper tuning of the wells, including diverting poor quality wells to Seller’s Flare, is likely to maximize the delivery of Qualifying Landfill Gas to the Delivery Point such that the Parties’ mutual economic benefits under this Agreement may be realized.  Subject to the provisions of Article 2.7, and any other limitations set forth in this Agreement, the Parties agree to cooperate in good faith to accomplish such goal; provided that the cost of any diversion of the Landfill Gas shall be the sole responsibility of Purchaser.  Accordingly, subject to the above-referenced limitations, Seller shall tune the well field on Seller’s Site, from time to time as needed, in accordance with generally accepted landfill operating practices with the objective of maximizing the delivery of Qualifying Landfill Gas to the Delivery Point.  Tuning of the well field shall be accomplished by the use of a experienced, qualified well field technician, and commencing on the Commercial Operations Date, Purchaser shall pay to Seller the amount of eighty thousand dollars ($80,000) annually, as may be adjusted thereafter on an annual basis, to take into account changes in the Bureau of Labor Statistics’ Atlanta CPI series CUURA A319SA0, which payment shall be used by Seller solely to pay the costs of a qualified well field technician.  Such well field technician shall be primarily dedicated to Seller’s Site and shall, personally or through a designated backup reasonably acceptable to Purchaser, be required to be on call seven (7) days a week, twenty-four (24) hours a day, and his/her primary purpose shall be to assist the operation of Seller’s Landfill Gas collection system at Seller’s Site in cooperation with Purchaser as provided herein.  As used in this section, “primarily dedicated” means that such technician shall spend at least an average of thirty (30) hours during each week at Seller’s Site, computed on a quarterly basis.  The well field technician shall so assist Purchaser in tuning wells with the objective of optimizing the production of Qualifying Landfill Gas, so long as such tuning does not cause Seller’s noncompliance with Environmental Laws or otherwise interfere with Seller’s operations as contemplated in Article 2.7.  Purchaser shall have the right to communicate on an as needed basis directly with the well field technician and provide input on the tuning of the wells, including the diversion of poor quality wells to Seller’s Flare, and such input shall be incorporated into the practices of the well field technician unless such input contributes to Seller’s non-compliance with Environmental Laws or permits or creates unsafe conditions.  Payment by Purchaser to Seller of the amount for such technician shall be made at times and by methods mutually agreed upon by the Parties.  At Purchaser’s sole cost and expense, Purchaser shall provide the well technician with a portable gas chromatograph, and shall replace or repair such equipment in the event of malfunction, and instruct the technician how to use the instrument;

(c)
Seller shall install and maintain the landfill cap at Seller’s Site in accordance with regulatory requirements and authorizations.  Seller will provide to Purchaser copies of any proposals it makes with regard to its proposed closure and post-closure plans to give Purchaser the opportunity to make recommendations with regard to the closing of Seller’s Site and the expansion, operation and maintenance of the Landfill Gas collection facilities to maximize the collection of Qualifying Landfill Gas.  If any of Purchaser’s recommendations are acceptable to Seller and the implementation thereof results in any incremental cost or expense to Seller, Purchaser shall agree to bear responsibility for such incremental cost and expense.  Seller shall not unreasonably deny, delay, or condition any such recommendation of Purchaser.

(d)
Seller shall maintain the gas wells in accordance with all applicable laws, and with the objective of maximizing the delivery of Qualifying Landfill Gas to Purchaser, subject to the provisions of Article 2.7 and any other limitations set forth in this Agreement;

(e)
Seller shall tie future Landfill Gas collection facilities at Seller’s Site into the existing Landfill Gas collection and distribution system so that any future quantities of Landfill Gas are available to Purchaser at the Delivery Point; and

(f)
Seller shall notify the Purchaser of an outage for scheduled maintenance of Seller’s Facilities as soon as reasonably practicable, but in no event less than ten (10) days in advance.  Such scheduled maintenance shall be coordinated with Purchaser so as to minimize any interference with the operation of the Purchaser’s Facilities.  For non-scheduled or emergency maintenance of Seller’s Facilities, Seller shall notify Purchaser as soon as reasonably practicable after it becomes aware of such required maintenance.  Purchaser shall notify Seller of an outage for scheduled maintenance of Purchaser’s Facilities as soon as reasonably practicable, but in no event less than ten (10) days in advance.  Such scheduled maintenance shall be coordinated with Seller so as to minimize any interference with the operations of Seller.  For non-scheduled or emergency maintenance of Purchaser’s Facilities, Purchaser shall notify Seller as soon as reasonably practicable after it becomes aware of such required maintenance.

4.4
Purchaser Operations.  Purchaser shall be obligated to comply with all requirements and obligations that relate to Purchaser and Purchaser’s purchase, processing or transmission of the Landfill Gas.  Purchaser shall use commercially reasonable efforts to increase the Landfill Gas processing capacity of its processing facilities to accommodate any increase in the supply of Qualifying Landfill Gas resulting from any expansion or other modification of, or physical change to, Seller’s Site or Seller’s Facilities.  The Parties anticipate that, as of the Commercial Operations Date, the Purchaser’s Facilities will have a processing capacity of at least two thousand two hundred (2,200) standard cubic feet of Landfill Gas per minute.

4.5
Commercial Operations Date.  Purchaser anticipates that the Commercial Operations Date will occur prior to December 31, 2010 (the “Target Date”).  If the Commercial Operations Date has not occurred by that time, Seller agrees not to exercise its option to terminate as provided in Article 6.2(d), and will provide Purchaser an extension beyond that date, but in no event later than December 31, 2012 (the “Extension Date”), so long as Purchaser pays Seller fifty percent (50%) of the applicable compensation that would have been paid to Seller if Purchaser were to have processed and sold all Qualifying Landfill Gas made available by Seller at the then current NEW YORK MERCANTILE EXCHANGE monthly settling price for Natural Gas (“NYMEX”) (using the same assumptions for determining assumed Gross Revenues as described in Article 4.2); provided, however, the Target Date and the Extension Date shall be extended without additional payment by Purchaser (i) to the extent any such delay is a result of Seller’s breach of any term or condition of this Agreement, and/or (ii) to the extent any such delay is a result of Purchaser’s or Seller’s inability, with the exercise of due diligence, to obtain the permits or approvals necessary to conduct the operations contemplated by this Agreement, and/or (iii) to the extent any such delay is a result of AGL’s failure to complete construction of the pipeline(s) necessary to transport the Landfill Gas from Purchaser’s Site, and/or (iv) by the number of days that Purchaser can reasonably demonstrate that its ability to achieve Commercial Operations prior to the Target Date were caused primarily by Seller’s closure and/or post-closure activities.  Any delay of the nature described in subsection (iv) above shall be taken into account only if Purchaser can demonstrate that Seller’s closure/post-closure activities demonstrably affected Purchaser’s ability to construct and put in place in a timely manner Purchaser’s Facilities at Seller’s Site necessary to process and transmit Landfill Gas or negatively affect the quality of the Landfill Gas such that it does not meet the standards set forth in Article 7.1.

4.6
Purchaser Modifications.  In addition to any rights or remedies it may have elsewhere in this Agreement, Purchaser shall have the right, subject to the prior written approval of Seller (which approval shall not be unreasonably withheld, delayed or conditioned), and at Purchaser’ sole cost and expense, to implement improvements and/or modifications and related repairs to Seller’s Facilities that are intended to result in enhanced quality or quantity of Qualifying Landfill Gas transmitted to the Delivery Point (collectively, “Modifications”); provided that, in no way limiting the foregoing, it shall be deemed reasonable for Seller to reject any proposed Modifications that would increase Seller’s costs of operation unless Purchaser agrees to reimburse Seller for such additional incremental costs directly or through increased royalty payments to Seller that result directly from the proposed Modifications.  To the extent any such Modifications are necessary or would in the future be necessary to enable Seller to comply with applicable laws, rules, regulations, or orders, Purchaser may, subject to amendment of this Agreement, at the time such Modifications are or become so necessary, offset the reasonable cost of such Modifications against any amounts it owes Seller under this Agreement; provided that Purchaser disclosed such fact and the related costs in connection with the approval process; and further provided, that if this Agreement terminates for any reason, other than a breach hereof by Purchaser, before Purchaser has been reimbursed such cost, then Seller shall pay Purchaser the remaining unreimbursed amount in cash within thirty (30) days following such termination.

Any such Modifications made by Purchaser to Seller’s Facilities shall become the sole property and responsibility of Seller upon completion thereof.  Should there be an interruption or cessation of, or a material reduction in, the anaerobic generation of Landfill Gas from Seller’s Site, such that Purchaser cannot draw Landfill Gas therefrom, Seller’s obligation to install new wells, piping and other equipment shall be limited to such changes and corrective measures as are required by applicable laws, rules and regulations in the landfill industry.  However, the provisions set forth in this Article 4.6 regarding Purchaser’s right to implement Modifications shall continue to apply.

4.7
Implementation of Purchaser Modifications.  Prior to making any Modifications, Purchaser shall provide Seller with a full set of plans and drawings of such Modifications, such that Seller can conduct a design review and approval, which approval may be withheld in Seller’s sole and absolute discretion.  Seller shall complete any design review within thirty (30) days after receipt of the full set of plans and drawings; provided, however, that if Seller does not approve such plans and drawings in writing within such thirty (30) day period, Seller shall be deemed to have not approved such plans and drawings.  Seller’s review and/or approval of such plans and drawings shall not be deemed a warranty or representation of any kind as to the design, suitability, capability or expected performance of any Modifications.  Seller’s failure to review and/or approve such plans or drawings shall not release Purchaser from any obligations hereunder nor shall it be deemed a waiver of any of Seller’s rights or remedies under this Agreement.  Title to all Modifications that are permanently affixed to Seller’s Facilities or Seller’s Site (which excludes Purchaser’s Site and Purchaser’s Facilities) shall pass to Seller free and clear of all liens, claims, encumbrances and security interests as of the date of the incorporation of such equipment into Seller’s Facilities or Seller’s Site, as applicable, and Purchaser shall execute and deliver to Seller such lien waivers and other documents reasonably requested by Seller.

Purchaser will perform all work in connection with any Modifications with qualified persons in such a manner as to take all reasonable precautions to prevent the disruption of Seller’s Site, Seller’s Facilities and Seller’s operations.  Seller will have the right to monitor the progress of any Modifications as well as the right to suspend any activity it believes contravenes safety/work practices at Seller’s Site, or could materially and adversely impact Seller’s Site, Seller’s Facilities or Seller’s operations.  Purchaser shall conduct all work relating to any Modifications in a manner consistent with all applicable laws, rules, regulations, and orders including, without limitation, Environmental Laws, and occupational safety and health laws.  Purchaser acknowledges that hazards may be involved in performing work in connection with any Modifications.  Accordingly, Purchaser shall perform all work in connection with any Modifications in accordance with good industry practices, shall take necessary precautions in the removal, handling, transporting and disposing of material and product involved in such work, and shall take reasonable precautions to avoid an unhealthy or unsafe work environment, injuries to persons, damage to property, or pollution.  Promptly following completion of any Modification, Purchaser shall restore Seller’s Facilities and Seller’s Site, as applicable, as near to their condition prior to the commencement of such Modification as is reasonably practicable.

ARTICLE 5

TITLE/RISK OF LOSS

5.1
Title to Landfill Gas.  Subject to Purchaser’s rights set out in Article 7.5, title to and control and possession of the Landfill Gas sold hereunder shall pass from Seller to and be absolutely vested in Purchaser at the Delivery Point, and liability for and the risk of loss of such Landfill Gas shall follow title; provided that nothing in the preceding sentence shall affect Seller’s obligations or liabilities under this Agreement.

ARTICLE 6

TERM AND RIGHT TO TERMINATE

6.1
Term.  This Agreement shall become effective on the Effective Date and, unless terminated in whole or part earlier as provided in this Article 6, shall continue in effect through the Contract Term, and after the expiration of the Contract Term, this Agreement may be extended for successive terms only upon the mutual written agreement of the Parties, in their discretion.

6.2	Seller’s Right to Terminate. Seller may terminate this Agreement by written notice to Purchaser upon the occurrence of any of the following events:

(a)
Purchaser fails to perform any material obligation hereunder, and fails to cure such failure to perform within thirty (30) days after receipt of Seller’s notice of such failure of performance, or if such cure cannot be completed in thirty (30) days, Purchaser fails to promptly initiate, diligently pursue, and implement such cure in a prompt fashion, taking into consideration the nature of the circumstances; provided that in no event shall the cure period be extended longer than a total of one hundred eighty (180) days; or

(b)	Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement; or

(c)
Purchaser fails to perform its obligations under this Agreement due to an event of Force Majeure that lasts longer than one hundred eighty (180) days, provided that Seller is willing and able during such time to deliver Qualifying Landfill Gas to Purchaser hereunder; provided however, Seller may not terminate the Agreement under this subsection (c) if, at the end of such 180-day period, Purchaser commences paying Seller fifty percent (50%) of the applicable compensation that would have been paid to Seller if Purchaser were to have processed and sold all Qualifying Landfill Gas made available by Seller using the same procedures as are contained in Article 4.5 above; or

(d)
The Commercial Operations Date, or any  extension thereof authorized by this Agreement or otherwise agreed to by the Parties, does not occur as set forth in Article 4.5 hereof through no fault of Seller; or

(e)
If Purchaser should file a petition for an order of relief under the United States Bankruptcy Code (11 U.S.C.), make a general assignment for the benefit of its creditors, or if a receiver should be appointed on account of insolvency.  Purchaser shall notify Seller of any voluntary Bankruptcy filings within 10 days of filing;

(f)
If, following the eighteen (18) month anniversary of the Commercial Operations Date, and within any Contract Year, Purchaser shall fail to process and sell or otherwise pay Seller for at least fifty percent (50%) of the Qualifying Landfill Gas made available by Seller over a rolling one hundred eighty (180)-day period, other than as the result of an event of Force Majeure, Seller’s failure to deliver such Qualifying Landfill Gas to Purchaser, or Seller’s breach of any term or condition of this Agreement; or

(g)
Any change in applicable law or other event adversely affects Seller’s Facilities, Seller’s Site, or Seller’s ability to fulfill its obligations under this Agreement such that to continue to perform hereunder would be unlawful or commercially unreasonable; or

(h)
Purchaser shall abandon Purchaser’s Site for a period of one hundred eighty (180) days or shall abandon its duties or obligations hereunder for a period of one hundred eighty (180) days, after the notice and right to cure provisions in Article 6.2(a) have been satisfied.

6.3	Purchaser’s Right to Terminate. Purchaser may terminate this Agreement by written notice to Seller upon the occurrence of any of the following events:

(a)
Seller fails to perform any material obligation hereunder, and fails to cure such failure to perform within thirty (30) days after receipt of Purchaser’s notice of such failure of performance, or if such cure cannot be completed in thirty (30) days, Seller fails to promptly initiate, diligently pursue, and implement such cure in a prompt fashion, taking into consideration the nature of the circumstances; provided that in no event shall the cure period be extended longer than a total of one hundred eighty (180) days; or

(b)	Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement; or

(c)
Through no fault, negligence or lack of diligence of Purchaser, the termination or expiration of any necessary right of way or easement related to the Purchaser’s Facilities, Purchaser’s Site, or Purchaser’s business operations as to this Agreement which right of way or easement is not under the control of Seller; or

(d)
Purchaser’s Facilities and/or Purchaser’s business is no longer economically viable through no fault of Purchaser, provided that Purchaser must provide a financial demonstration to the Seller of (i) actual cumulative loss over six (6) consecutive operating months, and (ii) a reasonable forecast of continued financial losses over the next twelve (12) month period; or

(e)
If, following the Commercial Operations Date, to the extent Landfill Gas is otherwise available, Seller fails to make available to Purchaser substantially all of the Landfill Gas, other than as the result of (i) an event of Force Majeure or (ii) the reduction in the maximum amount of Landfill Gas Seller is required to make available to Purchaser pursuant to the provisions of Article 4.2; or.

(f)
Any change in applicable law or other event materially and adversely affects the Purchaser’s Facilities, Purchaser’s Site, Purchaser’s business operations or Purchaser’s ability to fulfill its obligations under this Agreement; or

(g)
Seller fails to perform its obligations under this Agreement due to an event of Force Majeure that lasts longer than one hundred eighty (180) days, provided that Purchaser is willing and able during such time to accept Landfill Gas from Seller hereunder; or

(h)
If Seller should file a petition for an order of relief under the United States Bankruptcy Code (11 U.S.C.), make a general assignment for the benefit of its creditors, or if a receiver should be appointed on account of insolvency.  Seller shall notify Purchaser of any voluntary Bankruptcy filings within 10 days of filing.

6.4
Effect of Termination.  Upon termination authorized by Articles 6.2(c), 6.2(d), 6.2(f), 6.2(g), 6.3(c), 6.3(d), 6.3(f) or 6.3(g) of this Agreement,  neither Party shall have any further obligation to the other, including, without limitation, liability for payment of compensatory or consequential damages resulting from such termination, except that: (i) Purchaser shall remain obligated to pay Seller as provided herein for Gross Revenue derived from all Landfill Gas delivered hereunder prior to the time of termination, and (ii) Seller shall remain obligated to pay Purchaser the amounts provided for in Articles 4.6 and 4.7, if any, in accordance with the terms thereof.  Except as limited by the provisions of Article 10.4, upon termination authorized by any other provision of this Article 6, the Parties may pursue all remedies available to each at law or in equity, by statute or otherwise.  Notwithstanding anything else herein to the contrary, the indemnification obligations of Article 10 shall remain in effect notwithstanding the termination of this Agreement.  Should either Party terminate this Agreement as authorized by this Agreement, Purchaser shall be obligated to remove Purchaser’s Facilities from Seller’s Site within a reasonable time not to exceed two hundred seventy (270) days after such termination.

ARTICLE 7

GAS QUALITY

7.1
Landfill Gas Quality.  To the extent that any Landfill Gas made available to Purchaser does not meet the following minimum standards, Purchaser, as its sole remedy, shall have no obligation to purchase and/or accept any Landfill Gas that does not meet such standards: four hundred and fifty (450) BTU per cubic foot (when the gas is saturated with water vapor, at a base temperature of sixty (60) degrees Fahrenheit and at a base pressure of 14.73 pounds per square inch absolute (PSIA)) and not contain in excess of 10% Nitrogen or 2% Oxygen.

7.2
Quality Initiatives and Capabilities.  Subject to Article 2.7 specifying the priority of Seller’s operations, Seller shall cooperate with Purchaser to develop appropriate quality initiatives and capabilities at Seller’s Site with the objective of making available to Purchaser the maximum quantity of Qualifying Landfill Gas.  In addition to the other rights granted Purchaser in this Agreement, Purchaser shall have the right to make recommendations with regards to such qualitative initiatives and capabilities; provided, however, that Purchaser may request that any information that is disclosed be held confidential pursuant to Article 13.12 of this Agreement.  Purchaser shall have the right to make reasonable requests for meetings to review Seller’s progress regarding to this Article 7.2.

7.3
Limited Warranty.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, RELATED TO THE QUALITY OF THE LANDFILL GAS.  IN NO WAY LIMITING THE FOREGOING, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER DOES NOT WARRANT THE RATES OF PRODUCTION, QUANTITY OR QUALITY OF LANDFILL GAS RESULTING FROM THE BIOLOGICAL DECOMPOSITION OF SOLID WASTES IN SELLER’S SITE, AND PURCHASER ACKNOWLEDGES THAT IT IS RELYING SOLELY ON ITS OWN EVALUATION OF SELLER’S SITE.  SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION THAT MAY HAVE BEEN PROVIDED TO PURCHASER AS PART OF ITS DUE DILIGENCE REVIEW.  MOREOVER, PURCHASER RECOGNIZES THAT LANDFILL GAS MAY CONTAIN CORROSIVE OR DELETERIOUS SUBSTANCES.  SELLER SHALL HAVE NO OBLIGATION TO PAY COSTS FOR REPAIR OR REPLACEMENT OF THE PURCHASER’S FACILITIES OR ANY COMPONENT PARTS THEREOF OWNED BY PURCHASER, ITS AFFILIATES OR ANY OTHER PERSON, CAUSED BY SUCH SUBSTANCES.

7.4
Disposal of Condensate.  Seller shall be responsible for the disposal of condensate materials, leachate, and liquids produced on Seller’s Site.  Purchaser shall be responsible for the disposal of condensate materials, leachate, and liquids produced from its processing facilities or otherwise after the Delivery Point.  The removal, management, characterization, and disposal of free liquids, leachate and/or condensate contained in Landfill Gas after the Delivery Point shall be at the sole cost and expense of Purchaser.  Seller shall accept into its wastewater management system all condensate from the processing equipment on Purchaser’s Site that does not violate the acceptance criteria of the commercial wastewater treatment plant that Seller uses for treatment and disposal of its own wastewater.  Either party may collect samples of condensate from Purchaser’s Facilities as needed.  The party wishing to collect samples shall provide at least five (5)-days advance notice of its intention to collect samples so that the other party may witness the sample collection.  Purchaser shall be responsible for and pay Seller, at Seller’s cost, on a per gallon basis, the wastewater treatment costs incurred by Seller in proportion to the volume of condensate offered by Purchaser to Seller for inclusion in Seller’s wastewater management system.  To the extent reasonably practicable, and subject to the other limitations and restrictions set forth herein, Seller and Purchaser agree to work together to utilize liquids collected from Seller’s Site in a mutually beneficial manner, including, without limitation, seeking authorization to reintroduce such liquids into Seller’s Site, if such reintroduction would likely increase the generation of Qualifying Landfill Gas and can technically, feasibly and reasonably be incorporated into the design and operation of Seller’s Site.

7.5
Disposal of Landfill Gas Not Used by Purchaser.  Unless otherwise permitted hereunder or required by any applicable law, no Landfill Gas purchased or accepted by Purchaser hereunder, or any component or characteristic of such Landfill Gas, shall be returned to Seller or Seller’s Site without prior written consent of Seller.  Seller shall, at its sole cost and expense, dispose of any Landfill Gas not required to be purchased and/or accepted by Purchaser under this Agreement in full compliance with all applicable laws, regulations and permit conditions, including without limitation Environmental Laws.  All Landfill Gas purchased or accepted by Purchaser hereunder, or any component or characteristic of such Landfill Gas, that is not processed or otherwise sold by Purchaser shall be disposed of by Purchaser, at its sole cost and expense, in full compliance with all applicable laws, regulations and permit conditions, including without limitation Environmental Laws.  In addition to the foregoing, Seller hereby agrees to accept redelivery of Landfill Gas from Purchaser under the condition that Purchaser is required to purge its Purchaser’s Facilities of Landfill Gas due to: 1) start-up operations, 2) to perform maintenance, and/or 3) to recycle Landfill Gas that is not Qualifying Landfill Gas.

ARTICLE 8

MEASUREMENT

8.1
Metering Equipment.  Purchaser shall, at no cost to Seller, install, operate and maintain in accurate working order, metering devices, mutually acceptable to the Parties for the measurement of flow and quality (including Btu per cubic foot) at the Delivery Point.  The metering devices at the Delivery Point shall measure the flow and quality of Landfill Gas delivered to Purchaser.  Seller shall have access to the metering and measurement equipment at reasonable times upon prior notice, and Purchaser may have its representative present.

8.2
Meter Tests.  Purchaser shall, at its expense, keep the measurement and metering equipment specified in Article 8.1 accurate and in good repair and calibration, making such periodic tests, as Purchaser deems necessary, but at least twice each year.  Purchaser shall give Seller reasonable advance notice of any such test so Seller may have its representative(s) present.  Seller may request additional special tests and calibration of the metering and measurement equipment two (2) times each year.  The expense of such special tests shall be borne by Seller if the equipment is found to be inaccurate by less than three percent (3%).  If, upon any test, the equipment is found to be inaccurate by three percent (3%) or more, the cost of special test shall be borne by Purchaser and meter readings and invoices shall be corrected for a period extending back to the immediately preceding test or special test and calibration.

(a)
Meter Out of Service.  If, for any reason, the metering or measurement equipment at the Delivery Point is out of service such that the amount of Landfill Gas delivered and the BTU value cannot be ascertained, Purchaser will notify Seller within twenty four (24) hours.  During the period when the metering or measurement equipment is out of service, the Parties shall utilize the metering and measurement records from similar periods within the immediately preceding thirty (30) days.

ARTICLE 9

PRICE, BILLING AND PAYMENT

9.1
Project Development Payment.  To induce Seller to enter into this Agreement, no later than the earlier of December 31, 2008, or thirty days after execution of this Agreement (or the first business day thereafter, if the thirtieth day falls on a Saturday, Sunday, or a legal holiday) (the “Payment Date”), Purchaser shall pay to Seller a nonrefundable payment (except as provided in Article 2.8) in the amount of two million seven hundred fifty thousand dollars ($2,750,000) (the “Project Development Payment”) in immediately available funds.  If for any reason the Project Development Payment has not been wired to Seller’s account with confirmation no later than noon MST on the Payment Date, Seller, at its option, may terminate this Agreement without liability or obligation to Purchaser (other than the return of the Project Development Payment if it is later received).

9.2
Compensation.  During the term of this Agreement, Purchaser shall pay Seller for Landfill Gas received at the Delivery Point a royalty of *****.  In addition to the foregoing compensation, certain Environmental Attributes will be shared in the manner described in Article 9.5, and Purchaser shall be responsible for payments to Seller for the well field technician as described in Article 4.3(b).

9.3
Calculation of Amounts Due.  On or before the fifteenth (15th) day after each Accounting Period, Purchaser shall invoice its Gas Buyer(s) for Landfill Gas delivered and sold during such Accounting Period.  Within thirty (30) days receipt of payment from Gas Buyer(s), Purchaser shall remit to Seller a statement disclosing all information necessary to determine the amount due to Seller.  Each such statement shall be accompanied by a payment by Purchaser of any undisputed amounts due to Seller with respect to such Accounting Period.  Purchaser agrees to exercise commercially reasonable efforts to collect all amounts due from Gas Buyer(s) in a timely manner.

9.4
Payment Terms.  Purchaser shall pay to Seller, at the address for payments set forth below, in immediately available funds the amount due Seller.  Purchaser shall pay Seller in the manner and at the time set forth in this Article 9.  To the extent any undisputed payment is not made on or before the payment due date, or if any payment is determined to be due as the result of an audit described in Article 9.6, such late payment shall accrue interest at the rate of prime rate as published in the Wall Street Journal from time to time plus two percent (2%) from the date that such payment was due.

***** Certain information on this page has been omitted from this filing and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted information.

Payments shall be to:	Attn: General Manager
Allied Waste Systems
323 Marble Mill Road
Marietta, Georgia 30060

and copy to:	Attn: Senior Director of Renewable Energy Development
Allied Waste Industries
18500 North Allied Way
Phoenix, Arizona 85054

9.5
Sharing of Certain Environmental Attributes; Reimbursement of Certain Other Payments.  Except as otherwise provided in Articles 3.1 and 3.3 or elsewhere herein, Purchaser and Seller will share equally any Environmental Attributes secured in association with (i) the sale or processing of Landfill Gas to Purchaser, and (ii) Purchaser’s operations at or relating to Purchaser’s Site or the Purchaser’s Facilities.  In addition, if Seller, in Seller’s sole discretion, pays any amount required to be paid by Purchaser directly pursuant to this Agreement, Purchaser shall reimburse Seller for such payment within ten (10) days after Seller notifies Purchaser and provides proof of such payment.  Seller agrees to give Purchaser advance notice of its intent to make any such payments.  If Purchaser does not reimburse Seller for such payments during the ten (10) day period, interest shall begin to accrue on the unpaid amounts at an annual rate equal to two percent (2%) plus the prime rate of interest as published in the Wall Street Journal from time to time.

9.6
Liability for Taxes.  Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the sale of Landfill Gas and the ownership and operation of Seller’s Facilities.  Purchaser shall pay or cause to be paid all taxes and assessments imposed upon Purchaser with respect to the purchase, processing, transmission and/or sale of Landfill Gas and the ownership and operation of the Purchaser’s Facilities.  In addition, Purchaser shall reimburse Seller in the event the value of the Purchaser’s Facilities or any other equipment of Purchaser, or any part thereof, is assessed against any property of Seller.  Except as provided in the preceding sentence, neither Party shall be responsible or liable for any taxes nor any other statutory charges levied or assessed against any of the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.  Each Party shall be responsible for securing its own sales tax exemptions, if applicable.

9.7
Records.  Purchaser shall maintain books, records, documents, accounts and other evidence of (i) Landfill Gas flow and quality, and (ii) amounts due to Seller under this Agreement in accordance with generally accepted accounting principles and practices consistently applied.  Seller or its designee, during Purchaser’s normal business hours and upon five (5) days prior written notice, shall have access to Purchaser’s books, records, documents, accounts and other evidences, including, without limitation, applicable Gas Purchase Contracts, pertaining to amounts due to Seller hereunder, and Landfill Gas flow and quality, for the purpose of inspection, auditing and copying.  With regard to the foregoing inspection, auditing, and copying rights, Purchaser agrees to exercise any similar rights that it may have under any Gas Purchase Contract on behalf or for the benefit of Seller upon Seller’s reasonable request.  Purchaser shall preserve and shall make such books, records, documents, accounts and other evidences available to Seller or its designee at no charge for a minimum period of five (5) years following the month of the relevant delivery of Landfill Gas under this Agreement.  Purchaser shall have the right, during Seller’s normal business hours, to inspect, audit and copy Seller’s books, records documents and accounts and other evidence pertaining directly to this Agreement.  The review by either Party of the books and records of the other Party shall be subject to the confidentiality obligations set forth in Article 13.12.

9.8
Electricity.  Purchaser shall pay for or reimburse Seller for electricity used by Seller’s blowers to deliver Landfill Gas to the Delivery Point, but not for the electricity used to deliver non-Qualifying Landfill Gas to Seller’s Flare.  The Parties shall mutually agree on an equitable method to allocate electricity usage between Seller’s blower and Seller’s Flare (i.e., separate meters).

ARTICLE 10

INDEMNITY

10.1
Seller’s Indemnity.  Seller agrees to defend, indemnify and hold harmless Purchaser (including its officers, directors, members, employees, agents, representatives, contractors and subcontractors) from and against any and all liabilities (including third party liabilities), claims, injuries (including death resulting therefrom), property damage, fine, penalty or assessment by any public agency (insofar as not prohibited by law), cost or expense (including cost of defense, settlement and reasonable attorney’s fees), which (i) are directly or indirectly caused by any wrongful act or omission of Seller and/or its officers, directors, employees, agents, representatives, contractors or subcontractors associated with, or arising from Seller’s performance or nonperformance of its obligations under this Agreement or any other agreement between the parties, (ii) any wrongful act or omission of Seller, its officers, directors, employees, agents, representatives, contractors or subcontractors associated with, or arising from the ownership or operation of Seller’s Facilities and Seller’s Site, (iii) any breach of any applicable governmental laws, regulations or ordinances, and (iv) any and all Environmental Claims (as hereinafter defined) brought against Purchaser located at or otherwise relating to Seller’s Site or Seller’s business, or Purchaser’s Site or Purchaser’s business, to the extent arising out of circumstances that (a) exist at the Effective Date, or (b) which come into existence thereafter otherwise than as a result of the matters described in Article 10.2 below, or (c) are caused by or result from a breach of this Agreement by Seller or the negligence or willful misconduct of Seller.  As used herein “Environmental Claims” means all claims, demands, suits, causes of action or injuries to persons or property damage arising out of a violation of Environmental Laws.

10.2
Purchaser’s Indemnity.  Purchaser agrees to defend, indemnify and hold harmless Seller (including its officers, directors, members, employees, agents, representatives, contractors, subcontractors, successors and assigns), from and against any and all liabilities (including third party liabilities), claims, injuries (including death resulting therefrom), property damage, fine, penalty or assessment by any public agency (insofar as not prohibited by law), cost or expense (including costs of defense, settlement and reasonable attorneys’ fees), which (i) are directly or indirectly caused solely by any wrongful act or omission of Purchaser and/or its officers, directors, employees, agents, representatives, contractors or subcontractors associated with, or arising from Purchaser’s performance or nonperformance of its obligations under this Agreement or any other agreement between the parties, (ii) any wrongful act or omission of Purchaser, its officers, directors, employees, agents, representatives, contractors or subcontractors associated with, or arising from Purchaser’s business operations, (iii) any breach of any applicable governmental laws, regulations or ordinances, and (iv) any and all Environmental Claims brought against Seller located at or otherwise relating to Seller’s Site or Seller’s business, or Purchaser’s Site or Purchaser’s business, to the extent arising out of the operation of Purchaser’s Facilities or which otherwise come into existence as (or arises out of) circumstances caused by a result of a breach of this Agreement by Purchaser or the negligence or willful misconduct of Purchaser.

10.3	Comparative Fault. The Parties agree that principles of comparative fault shall govern this indemnity obligation.

10.4	Limitation of Damages. Notwithstanding anything herein to the contrary, neither Party shall have any liability to the other for incidental, indirect, punitive, or consequential damages.

ARTICLE 11

WARRANTIES AND REPRESENTATIONS

11.1	Purchaser. Purchaser represents and warrants to Seller as follows:

(a)
Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Georgia, with full legal right, power and authority to enter into and to fully and timely perform its obligations hereunder.

(b)	Purchaser has duly authorized, executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms.

(c)
Other than as previously disclosed in writing by Purchaser to Seller, Purchaser has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or Governmental Authority, pending or threatened against Purchaser, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by Purchaser of its obligations hereunder or the other transactions contemplated hereby, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

(d)
Neither the execution or delivery by Purchaser of this Agreement, nor the performance by it of its obligations in connection with the transactions contemplated hereby or the fulfillment of the terms and conditions hereof conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to it, or materially conflicts with, violates or results in a breach of any term or condition of any order, judgment, or decree or any agreement of instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or constitutes a default thereunder.

(e)
No approval, authorization, order, consent, declaration, registration or filing with any federal, state or local governmental authority or referendum of voters is required for the valid execution and delivery of this Agreement by Purchaser, except such as have been disclosed to Seller and have been duly obtained or made.

11.2	Seller. Seller represents and warrants to Purchaser as follows:

(a)
Seller is limited liability company duly organized and validly existing under the laws of the State of Delaware, with full legal right, power and authority to enter into and to fully and timely perform its obligations hereunder.

(b)
Seller has duly authorized, executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)
Other than as previously disclosed in writing by Seller to Purchaser, Seller has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or Governmental Authority, pending or threatened against Seller, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by Seller of its obligations hereunder or the other transactions contemplated hereby, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

(d)
No approval, authorization, order, consent, declaration, registration or filing with any federal, state or local governmental authority or referendum of voters is required for the valid execution and delivery of this Agreement by Seller, except such as have been disclosed to Purchaser and have been duly obtained or made.

(e)
Neither the execution or delivery by Seller of this Agreement, nor the performance by it of its obligations in connection with the transactions contemplated hereby or the fulfillment of the terms and conditions hereof conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to it, or materially conflicts with, violates or results in a breach of any term or condition of any order, judgment, or decree or any agreement of instrument to which Seller is a party or by which Seller or any of its properties or assets are bound, or constitutes a default thereunder.

(f)
No approval, authorization, order, consent, declaration, registration, agreement or filing with DeKalb County, a political subdivision of the State of Georgia, is required for the valid execution and delivery of this Agreement by Seller.

(g)
Seller has good and marketable title to the Landfill Gas, free and clear of all security interests, liens, claims or encumbrances of any nature or kind whatsoever in favor of any third party, including, but not limited to any Governmental Authority.

ARTICLE 12

INSURANCE

12.1
Purchaser’s Insurance Requirements.  During the term of this Agreement, Purchaser shall maintain the following minimum insurance coverages, either by one or more policies, including in combination with an excess liability policy:

Workers’ Compensation:
Coverage A	Statutory
Coverage B – Employer’s Liability	$2,000,000 each accident/$2,000,000 aggregate
$2,000,000 each employee by disease
$2,000,000 policy limit by disease

Automobile Liability:
Bodily Injury/Property Damage	$3,000,000 per accident/$3,000,000 aggregate
Combined – Single Limit	Coverage is to apply to all owned, non-owned, hired and leased vehicles (including trailers)

Commercial General Liability:
Bodily Injury/Property Damage	$5,000,000 each occurrence
Combined – Single Limit	$10,000,000 general and complete operations aggregate

Pollution Legal Liability
Limits	$1,000,000 per incident/$1,000,000 aggregate

12.2
Seller’s Insurance Requirements.  During the term of this Agreement, Seller shall maintain the following minimum insurance coverages, either by one or more policies, including in combination with an excess liability policy:

Workers’ Compensation:
Coverage A	Statutory
Coverage B – Employer’s Liability	$2,000,000 each accident/$2,000,000 aggregate
$2,000,000 each employee by disease
$2,000,000 policy limit by disease

Automobile Liability:
Bodily Injury/Property Damage	$3,000,000 per accident
Combined – Single Limit	Coverage is to apply to all owned, non-owned, hired and leased vehicles (including trailers)

Commercial General Liability:
Bodily Injury/Property Damage	$5,000,000 each occurrence
Combined – Single Limit	$10,000,000 general and complete operations aggregates

Pollution Legal Liability
Limits	$1,000,000 per incident

12.3
General Provisions.  All deductibles in the above-described insurance policies shall be at the respective Party’s sole risk.  Each Party agrees to provide the other Party with immediate notification of the receipt of any notice of cancellation or intended cancellation of any of its required insurance.  The insurance carriers providing the coverage required by this Article shall be rated at least A- VIII by A.M. Best.  All such insurance shall be written as primary, noncontributing (except for claims arising out of sole negligence).  With the exception of the workers’ compensation policy, each Party’s insurance coverage, as required herein, will show the other Party as an additional insured as its interests may appear, and shall include a waiver of subrogation provision in favor of the other Party.

To the extent that a party employs, utilizes or contracts with subcontractors and/or independent contractors to perform services relating to this Agreement, the party shall require such subcontractors and/or independent contractors to comply with the same insurance requirements as set forth in this Article.

On the sixth (6th) anniversary of the Commercial Operations Date and every five (5) years thereafter during the Term, the Parties shall review the foregoing insurance coverage requirements and, to the extent commercially available to them, shall increase same to bear the same relation to landfill gas-to-energy industry standards applicable to similarly sized plants in similar locations as they bear on the date of this Agreement.  The foregoing shall not limit the obligation of Purchaser to maintain the initial types and amounts of insurance required hereunder.

Notwithstanding the foregoing, the existence of the above insurance or coverages shall not limit the liability of the Parties under this Agreement.

12.4
Certificates of Insurance.  Each Party hereto shall provide to the other Party certificates of insurance each year during the term of this Agreement to evidence that the required insurance coverage is in effect at all times during the term hereof.

ARTICLE 13

MISCELLANEOUS

13.1
Assignment.  This Agreement may not be assigned by either party without the prior written approval of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) Seller may assign all of its rights, duties and obligations hereunder to a third party purchaser of Seller’s Site, Seller or substantially all of the assets of Seller without the written consent of Purchaser (provided that in any event such purchaser agrees in a writing in form and substance reasonably satisfactory to Purchaser to assume all of Seller’s duties and obligations hereunder), and (ii) upon thirty (30) days written notice to Seller, Purchaser may, without the written consent of Seller, assign all of its rights, duties and obligations hereunder to (a) an Affiliate of Purchaser, subject to the continuing obligation of Purchaser hereunder; or (b) on or following the Commercial Operations Date, a third-party purchaser of Purchaser or of substantially all of the assets of Purchaser, which shall include, without limitation, Purchaser’s facilities and operations at Live Oak if such facilities and operations are then owned by Purchaser (provided that such purchaser agrees in a writing in form and substance reasonably satisfactory to Seller to assume all of Purchaser’s duties and obligations hereunder).  Further, both Seller and Purchaser shall each have the right to assign this Agreement without the written consent of the other Party hereto as a collateral assignment to any lender to Seller or Purchaser, as applicable, or any of its Affiliates; provided that the form of collateral assignment shall be subject to the prior review and approval of the non-assigning party, such approval not to be unreasonably withheld, conditioned, or delayed.  Notwithstanding anything herein to the contrary, and in no way limiting the foregoing, Purchaser acknowledges and agrees that Seller's refusal to consent to a proposed assignment shall not be deemed unreasonable if, among other things, (i)  Purchaser has not purchased Landfill Gas from Seller in accordance with this Agreement for a period of twelve (12) consecutive months after the Commercial Operations Date, (ii) Seller (or any of its Affiliates) has a significant or material history of litigation or disputes involving the proposed assignee or any of its Affiliates, or (iii) the assignee is unwilling to assume all of Purchaser’s duties and obligations hereunder in a writing addressed to Seller.  All covenants, terms, conditions, and provisions of this Agreement shall be binding upon the Parties hereto and shall extend to and be binding upon the successors and permitted assigns of the Parties hereto.

13.2	Notices. All notices, requests, demands, statements and or payment provided for herein shall be in writing and sent to the Parties hereto at the following addresses:

Seller:	Attn: General Manager
Allied Waste Systems
323 Marble Mill Road
Marietta, Georgia 30060

With copy to:	Attn: Senior Director of Renewable Energy Development
c/o Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

and copy to:	Attn: Barry Shelley
c/o Fennemore Craig
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012

Purchaser:	Attn: Mike Ellis
President
GES Live Oak – Hickory Ridge, LLC
Suite 250, Tower Place 200
3348 Peachtree Road, NE
Atlanta, Georgia 30326

Such notices, etc. shall be deemed to have been given and received when personally delivered or upon receipt as evidence by a U.S. Postal Service Receipt for Certified or Registered Mail.  Either Party may change the address to which communications or payments are to be made by written notice to the other Party as set forth above.

13.3
Publicity and Corporate Identity.  The Parties shall not use the name, trade name, trademarks, service marks owned by the other Party, or logos of the other Party in any publicity releases, news releases, annual reports, product packaging, signage, stationary, print literature, advertising, or websites without securing the prior written approval of the other Party.  The Parties shall not, without prior written consent of the other Party, represent, directly or indirectly, that any product or service offered by the Party has been approved or endorsed by the other Party.

13.4
Entire Agreement.  This Agreement is intended by the Parties as the expression of their agreement with respect to such subject matter, both written and oral, and supersedes all previous agreements.  This Agreement may be modified only by a written amendment executed by both Parties.

13.5
Fees.  Except as otherwise provided herein, the Parties shall pay their own expenses including attorney’s fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

13.6
Governing Law; Venue; Jurisdiction; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.  Notwithstanding the foregoing, any legal action arising under or in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection with this Agreement, or in any way connected with or related or incidental to the dealings of the Parties with respect to this Agreement or such other instrument, document or agreement or the transactions contemplated herein (“Dispute”) shall be brought exclusively in the state or federal courts located in Fulton County, Georgia.  By execution and delivery of this Agreement, with respect to Disputes each of the Parties knowingly, voluntarily and irrevocably:  (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the Dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Georgia; (d) waives any right to trial by jury; (e) agrees that any such Dispute shall be decided by court trial without a jury; and (f) agrees that any Party to this Agreement may file an original counterpart or a copy of this Article with any court as written evidence of the consents, waivers and agreements of the Parties set forth in this Article.  Should any litigation be commenced under this Agreement, the successful Party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding.

13.7
Force Majeure.  No liability shall result to either Party from delay in performance or from nonperformance caused by acts of God, strikes, lockouts or other industrial labor disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, high-water washouts, civil disturbances, explosions, freezing of wells or lines of pipe, partial or entire failure of wells or supply of Landfill Gas caused directly or indirectly by any of the foregoing occurrences, enactment of statutes, laws, or regulations, acts of governmental bodies and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party affected (each a “Force Majeure”); provided that inability to make payments that does not result from any of the foregoing shall not be considered an event of Force Majeure.  The affected Party shall promptly notify the other Party, in writing, of the Force Majeure, its extent and probable duration thereof, and shall be diligent in attempting to remove the cause(s) thereof.

13.8
Contractor.  It is understood that the employees, subcontractors, methods, equipment, and facilities of the Parties shall at all times be under their respective exclusive direction and control.  Purchaser’s relationship to Seller shall be that of an independent contractor.  Nothing in this Agreement shall be construed to constitute Seller or Purchaser, or any of its or their employees or subcontractors, as an agent, associate, joint venturer or partner of the other Party.

13.9
Headings; Severability.  The headings appearing in this Agreement are intended for convenience and reference only, and are not to be considered in construing this Agreement.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.10
No Waiver.  No delay or omission to exercise any right or power shall be construed to be a waiver of any default or acquiescence therein or a waiver of any right or power, and every such right and power may be exercised from time to time and as often as may be deemed expedient.  Either Party’s acceptance of any performance due hereunder that does not comply strictly with the terms hereof shall not be deemed to be waiver of any right of such Party to strict performance by the other Party.  Acceptance of past due amounts or partial payments shall not constitute a waiver of full and timely payment of any sums due hereunder.

13.11
Interpretation.  The terms and provisions are not to be construed more liberally in favor of, nor more strictly against, either Party.  To the extent the mutual covenants of the Parties under this Agreement create obligations that extend beyond the termination or expiration of this Agreement, the applicable provisions of this Agreement shall be deemed to survive such termination or expiration for the limited purpose of enforcing such covenants and obligations in accordance with the terms of this Agreement.

13.12
Confidential Information.  Either Party may designate any data, information, reports, or documents provided to the other as “Confidential Information.”  Except as required by law, neither Party shall, without the prior written consent of the other Party, disclose any Confidential Information obtained from the other Party to any third Parties other than to any lender and prospective lender, consultants, or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who need the information to assist either Party with the rights and obligations contemplated herein.  Confidential Information shall not include information that is: (i) or becomes generally known or available by publication, commercial use or otherwise through no breach of this Agreement by the receiving Party; (ii) known by the receiving Party before receipt of the Confidential Information from the originating Party; (iii) independently developed by the receiving Party or its directors, officers, employees, agents, legal counsel or consultants without reference to the originating Party’s Confidential Information; (iv) lawfully obtained from a third party who has the right to make such disclosure; or (v) deliberately released for publication by the originating Party in writing.

13.13
Third Party Beneficiaries.  This Agreement is intended to be solely for the benefit of the Parties hereto and their successors and permitted assignees and is not intended to and shall not confer any rights or benefits on any other third party not a signatory hereto, except as explicitly provided with respect to any lender.

13.14	Recitals and Exhibits. All recitals set forth in, and exhibits attached to, this Agreement are incorporated herein by this reference.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties hereto have caused the execution of this Agreement by the officers whose names appear below as of the date first written above:

Purchaser		Seller

GES Live Oak – Hickory Ridge, LLC,		BFI Waste Systems of North America, LLC,
a Georgia limited liability company		a Delaware limited liability company

By:	/s/ David R. Ames	By:	/s/ Theodore Neura

Print Name: David R. Ames		Print Name: Theodore Neura

Title: CEO		Title: Senior Director, Renewable Energy
Development

Date: November 14, 2008		Date: November 14, 2008

Exhibit A

FORM OF SITE LEASE AGREEMENT

SITE LEASE AGREEMENT

between

BFI WASTE SYSTEMS OF NORTH AMERICA, LLC

and

GES LIVE OAK – HICKORY RIDGE, LLC

Dated as of                                       , 20

TABLE OF CONTENTS

SITE LEASE AGREEMENT

THIS SITE LEASE AGREEMENT (this “Lease”) is entered into this ____ day of ____________________, 20__, between BFI Waste Systems of North America, LLC, a Delaware limited liability company, with principal offices at 18500 North Allied Way, Phoenix, Arizona  85054 (“Lessor”), and GES Live Oak – Hickory Ridge, LLC, a Georgia limited liability company, with principal offices at Suite 250, Tower Place 200, 3348 Peachtree Road, NE, Atlanta, Georgia 30326 (“Lessee”), pursuant to the terms and conditions of a Landfill Gas Sale and Purchase Agreement dated November 14, 2008 between Lessor and Lessee (the “Purchase Agreement”), the terms of which are hereby incorporated herein.  Capitalized terms not otherwise defined herein shall have the meaning given those terms in the Purchase Agreement.

TERMS AND CONDITIONS

1.           PROPERTY DESCRIPTION.  In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee, and Lessee’s execution of the Purchase Agreement, Lessor does hereby grant, demise and lease unto Lessee, the premises described in Attachment A attached hereto and hereby incorporated herein (referred to herein as the “Premises and referred to in the Purchase Agreement as “Purchaser’s Site””), for the sole purpose of constructing, owning and operating  Purchaser’s Facilities (referred to herein as “Lessee’s Facilities”).  The Premises are located on and/or adjacent to the Hickory Ridge Landfill, owned and operated by Lessor at 3330 Moreland Avenue, Conley, Georgia 30288 (the “Landfill”).  The Premises are leased to Lessee in “as-is, where-is” condition, and, subject to the terms and conditions of the Purchase Agreement, Lessor shall have no obligation to make any improvements to the Premises before or during the term of this Lease.

2.           TERM.  The term of this Lease shall commence on the date first set forth above and, except as may be set forth herein, shall continue in effect for so long as the Purchase Agreement remains in effect, and this Lease shall terminate upon the expiration or termination of the Purchase Agreement, as set forth therein, and shall be renewed or extended to the same extent that the Purchase Agreement is renewed or extended.

3.           WARRANTY OF TITLE AND QUIET ENJOYMENT.  Lessor warrants that Lessor [owns fee simple title to/leases] the Premises, and that Lessor has all right and authority to make and perform this Lease.  Lessor covenants that Lessee, so long as Lessee observes and keeps the covenants of this Lease on its part to be kept, and so long as the Purchase Agreement is in effect, shall lawfully, peaceably and exclusively hold, occupy and enjoy the Premises during the term hereof.

RENT.  Lessor acknowledges payment in advance of rent for the term of this Lease, including any extensions thereof, in the sum of One Dollar ($1.00).

5.	USE, IMPROVEMENTS AND EQUIPMENT.

(a)           Lessor and Lessee have entered into the Purchase Agreement, whereby Lessor has agreed to sell and Lessee has agreed to purchase Qualifying Landfill Gas.  Pursuant to the Purchase Agreement and this Lease, Lessee shall, at its sole cost construct, own and operate on the Premises Lessee’s Facilities.  The Premises may be used by Lessee solely for those purposes consistent with the Purchase Agreement.  Lessee shall have the right to enter and occupy the Premises to fulfill its rights and obligations under the Purchase Agreement and for all purposes necessary and convenient to the construction, operation and use of Lessee’s Facilities.  Lessee has the right at its sole cost to construct, install, maintain and operate on the Premises Lessee’s Facilities, subject to the provisions of Article 5(b), and Lessor’s rights under the Purchase Agreement.  In connection therewith, and in accordance with the Purchase Agreement, Lessee has the right, at its sole cost, to do all work necessary to prepare, maintain and alter the Premises for Lessee’s business operations, and provide Lessor with ten (10) business days advance notice of any construction including names of contractors and subcontractors involved in such construction. Title to Lessee’s Facilities shall be held by Lessee.  Lessee shall remove all of Lessee’s Facilities and restore the Premises to substantially its condition on the date hereof at its sole expense in accordance with the terms and conditions of the Purchase Agreement.

(b)           In no way limiting the foregoing, at least thirty (30) days prior to the commencement of construction or installation of any Lessee’s Facilities, Lessee shall provide Lessor with a Facilities Package (as defined below).  The delivery of the Facilities Package shall not obligate Lessor to take any action or responsibility with respect to, nor shall such delivery, or Lessor’s review or failure to review the Facilities Package, relieve Lessee of any of its obligations regarding, the design, installation, construction, operation or maintenance of Lessee’s Facilities.  Lessor, in its sole discretion, may, but shall not be obligated to, comment on the Facilities Package, and require Lessee to make any changes reasonably necessary to comply with the terms and conditions of this Lease and any applicable law or to comply with reasonable requests of Lessor to conform with standards of safety or aesthetics adopted by Lessor.  If Lessor has not commented on the Facilities Package within thirty (30) days after receipt thereof, Lessor shall be deemed irrevocably to have no comments on the Facilities Package.  In no way limiting the foregoing, Lessee shall be solely responsible to ensure that Lessee’s Facilities do not present any undue risk of an explosion or other hazard at the Premises or surrounding property; comply with all applicable laws relating to the Premises and Lessee’s Facilities including, but not limited to, all Environmental Laws and applicable permits, except where the failure to comply would not adversely affect Lessee’s obligations under this Lease.  For purposes of this Lease, the term “Facilities Package” means a site plan for Lessee’s Facilities showing the plant layout, the location and nature of perimeter fencing and landscaping around Lessee’s Facilities, the location of the switch gear, the location of the gas pipeline from the Delivery Point (as defined in the Purchase Agreement) to Lessee’s Facilities, and the location of any interconnection works, and such other information as may be reasonably requested by Lessor.  The Delivery Point is further described in Attachment B attached hereto and hereby incorporated herein.

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(c)           At all times during the term of this Lease, Lessee will keep and maintain, or cause to be kept and maintained, Lessee’s Facilities and all such improvements, fittings and fixtures as Lessee may erect on the Premises in reasonable repair and condition having regard to their nature and permitted use, except for reasonable wear and tear and damage by an event of Force Majeure or any action on the part of the tenants or owners of any adjacent property.  Upon the expiration or earlier termination of this Lease, Lessor and Lessee agree that, provided Lessee is not in default hereunder, Lessee shall have a period of two hundred seventy (270) days, commencing on the date of expiration or termination, to remove Lessee’s Facilities from the Premises.  Upon expiration or earlier termination of this Lease, Lessee shall use commercially reasonable efforts to restore the Premises to substantially their condition on the date hereof reasonable wear and tear excepted.  Any part of Lessee’s Facilities that has not been removed prior to the expiration of the aforesaid two hundred seventy (270) day period shall, at Lessor’s option, be deemed to have been abandoned, and title to such items shall, at Lessor’s option, vest in Lessor at the end of such two hundred seventy (270) days, without any payment or other consideration given by Lessor.  Alternatively, Lessor may require Lessee to remove all or any part of the remaining portion of Lessee’s Facilities at Lessee’s expense and, if Lessee fails to remove such items at Lessor’s request, Lessor may remove them at Lessee’s expense.

(d)           Lessor and Lessee intend and agree that, subject to the terms and conditions of this Lease, Lessee’s Facilities shall be and remain the property of Lessee, and shall at no time become a fixture with respect to the Premises.  Title to all of Lessee’s Facilities situated or erected on the Premises, as hereinabove allowed, and any alteration, change or addition thereto, shall remain solely in Lessee.

(e)           Lessor shall have the right, upon reasonable notice and during normal business hours, to review and inspect Lessee’s operations on the Premises from time to time during the term of this Lease.  Such review and approval shall create no warranties to Lessee and shall be limited to the extent necessary to satisfy Lessor that, in Lessor’s reasonable business judgment, Lessee’s Facilities and operations on the Premises:

  (i) comply with the terms of this Lease and the Purchase Agreement;

  (ii) do not affect or interfere with Seller, Seller’s Site or Seller’s Facilities in a manner inconsistent with the provisions of Article 2.7 of the Purchase Agreement;

(iii)           do not emit noxious odors or other emissions that violate any law or regulation, and

(iv)           do not emit noise in violation of any law or regulation.

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(f)           Lessor shall be responsible for providing Lessee, its contractors, invitees and agents suitable road access to the Premises and Lessee’s Facilities.  Lessor shall also be solely responsible for maintaining the access road to the Premises and Lessee’s Facilities and otherwise keeping them clear for such suitable access.

(g)               Lessee shall, if requested by Lessor, construct and maintain a fence that encloses the perimeter of the Premises of a height, size, material, color and type subject to the mutual agreement of the parties hereto. Such fence and the height, size, material, color or type thereof shall not adversely affect Lessee, Lessee’s Facilities, or Lessee’s operations on the Premises.

(h)               Lessee shall comply with Lessor’s reasonable rules and requirements applicable to all persons that enter the Landfill as may be noticed to Lessee in writing by Lessor from time to time, and shall cause its officers, directors, employees, agents, contractors, and invitees to comply with such rules and regulations when crossing Lessor’s property for ingress to or egress to and from the Premises or when on Lessor’s property for other purposes related to the transactions contemplated in this Lease, and shall cause its officers, directors, employees, agents, contractors, and invitees to comply with such rules and regulations.

(i)               Lessee will punctually pay, discharge and satisfy all water, gas, telephone, electricity and power charges and other like payments (“Utility Payments”), charged on or in respect of the Premises and if Lessee defaults in payment of such Utility Payments, Lessor may (but shall not be required to) pay the same and in addition to Lessor’s other rights, powers and remedies under this Lease, may recover the same from Lessee.  At any time that any Utility Payments that Lessee must pay remain unpaid and uncontested later than thirty (30) days after they becomes delinquent, Lessor may give written notice to Lessee of its default, specifying the default.  If Lessee continues to fail to pay any Utility Payments, or to contest them in good faith within ten (10) days after the written notice, Lessor may pay the items specified in the notice, and Lessee will, on demand, reimburse Lessor any amount paid or expended by Lessor for this purpose, plus interest at the rate of prime rate plus two percent (2%) percent per annum until Lessee has reimbursed Lessor in full.

(i)               Subject to Article 2.7 of the Purchase Agreement, and at no cost to Lessee (unless Lessee undertakes modifications, repairs or improvements to Lessor’s Facilities (referred to in the Purchase Agreement as “Seller’s Facilities”) pursuant to Article 2.6 or 4.6 of the Purchase Agreement or otherwise), Lessor and Lessee will work together to attempt to minimize such adverse impacts to the Landfill, Landfill Gas flow and Lessee’s operations resulting from the primary interests of Lessor, as identified in Article 2.7 of the Purchase Agreement; provided that (but also subject to the foregoing) in the case of an Emergency Condition, Lessor may take any action as may be reasonably necessary to resolve or rectify any such Emergency Condition, in accordance with good engineering practice and all applicable laws and regulations, without consulting with or obtaining input from Lessee.  For purposes of this Lease, “Emergency Condition” means a condition or situation at the Landfill that presents an imminent or current physical threat or danger to life or health or presents an imminent or current physical threat to property or the environment, including, but not limited to, any condition that has or is likely to result in a material breach of a site permit or a material breach of applicable laws, rules, regulations or approvals, including, but not limited to, any Environmental Law.  For purposes of this definition, “material breach” means a breach that could result in the imposition of any penalties, fines or other criminal or civil liabilities or obligations or the suspension or revocation of any permit, license or approval, or could necessitate the taking of immediate remedial or corrective actions.

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(j)           Lessor may curtail, suspend or cease operation of the Landfill as an active waste disposal facility at any time, in its sole discretion.  Lessor may take any and all actions reasonably required by, and to the extent necessary to comply with, any laws, rules, regulations, permits, licenses and other governmental requirements relating to the Landfill ; provided, however, that except in the case of an Emergency Condition, Lessor shall give Lessee reasonable prior notice of any such actions to be taken in contravention of the other terms of this Lease or any related agreement.

(k)           Lessee shall not, and shall not permit any of its affiliates, agents or representatives to, store, use, release, discharge, or deposit on any portion of the Premises any hazardous substances except in accordance with Lessor’s rules and regulations pertaining to the Landfill communicated to Lessee in advance, and any applicable laws.

(l)           Lessee shall not allow any condition to exist on the Leased Premises that constitutes a public or private nuisance.  Lessor shall not allow any condition within its control to exist on the Premises that constitutes a public or private nuisance.

6.             TAXES AND ASSESSMENTS.  Lessor will promptly pay all taxes and assessments against the Premises as and when they become due, except that Lessee shall reimburse Lessor for any increase in real estate taxes and assessments, and for any other taxes or assessments paid by Lessor that are attributable to the presence of Lessee’s Facilities on the Premises or to Lessee’s occupying use of the Premises.  Lessor and Lessee agree that they will cooperate, at Lessee’s sole cost, to request that the Premises and Lessee’s Facilities be separately assessed.  In the event such Improvements are not separately assessed, Lessee shall reimburse Lessor for the amount of the increase in taxes and assessments reasonably allocable to Lessee’s Facilities as is mutually agreed upon by Lessor and Lessee.  Within sixty (60) days after receipt of Lessor’s statement setting out the amount due, Lessee shall have the right but not the obligation, to contest the validity of any assessment of such taxes or assessments and/or any relevant authority’s failure to separately assess Lessee’s Facilities, and Lessor shall reasonably cooperate with and assist Lessee in doing so, at no out-of-pocket cost to Lessor.

7.             DESTRUCTION OF BUILDINGS.  If Lessee’s Facilities located on the Premises are partially or totally damaged or destroyed by any cause, Lessee may elect to terminate this Lease as of the date of the damage or destruction, by giving notice to Lessor within a commercially reasonable time following the date of such damage or destruction, in which event Lessee shall comply with the provisions of Section 5(c).

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8.            WASTE PRODUCTS AND PERMITS.  At Lessee’s sole cost, and subject to the provisions of the Purchase Agreement, Lessee shall deliver condensate extracted from the Landfill Gas by Lessee to the location at the Landfill designated in Attachment A.  Lessor shall allow Lessee to install and maintain on the Premises and the Landfill an above-ground condensate storage tank and a pipeline to transport condensate to the Delivery Point described in Attachment B, both at locations mutually approved by the parties hereto.  Lessor shall obtain all permits, authorizations, licenses and approvals (or modifications of any of the foregoing) required to be obtained by Lessor with respect to the activities contemplated herein and in the Purchase Agreement, and shall maintain such permits and authorizations in effect at all times during the term of this Lease.  Lessee shall obtain all other permits, authorizations, zoning changes, consents, licenses and approvals (or modifications of any of the foregoing) required to be obtained with respect to the activities contemplated herein and in the Purchase Agreement, and shall maintain such permits and authorizations in effect at all times during the term of this Lease.  Lessor agrees to cooperate with Lessee, at no out-of-pocket expense to Lessor, in making application for and obtaining all licenses, permits and any and all other necessary approvals that may be required for Lessee’s intended use of the Premises.

9.            CONDEMNATION.  If the Premises or a part thereof sufficient to substantially interfere with the business for which said Premises are used, shall be condemned, appropriated or otherwise taken or access to the Premises be impaired by right of eminent domain, Lessee shall have the right to terminate this Lease on thirty (30) days written notice to Lessor provided that the election to terminate shall be made within ninety (90) days after the extent of the taking is known to Lessee.  All damages for condemnation of interests in the Premises and the easement areas shall be paid to Lessor, and Lessee shall have no claim thereto; provided, however, that Lessee shall be entitled to any part of such award related to Lessee’s Facilities that are not relocated or otherwise compensated for in the condemnation.  Lessee shall be entitled, but shall not be obligated, to bring a separate claim against the condemning entity for reasonable removal and relocation costs of any removable personal property that Lessee has the right to remove or for Lessee’s business damages.

10.          DEFAULT.

(a)           If Lessee shall be in default with respect to any of its covenants herein contained, Lessor shall promptly notify Lessee in writing of the specifics and circumstances of the default, and if any such default continues for thirty (30) days after such notice to Lessee, Lessor may terminate this Lease if Lessee fails to cure any default within the thirty (30)-day period immediately following receipt of Lessor’s written notice of default; provided that if any such default is capable of cure, but cannot be cured within the thirty (30)-day period with reasonable diligence taking into consideration the nature of the circumstances, Lessee may have additional time to cure the default, but in no event longer than one hundred eighty (180) days, if within the initial thirty (30)-day period, Lessee makes commercially reasonable efforts to commence to cure the default, and is able to cure the default within a commercially reasonable period of time (not to exceed one hundred eighty (180) days) from the date upon which written notice of the default is given to Lessee.

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(b)           If Lessor shall be in default with respect to any of its covenants herein contained, Lessee shall promptly notify Lessor in writing of the circumstances and specifics of any such default, and if such default continues for thirty (30) days after such notice to Lessor, Lessee may terminate this Lease if Lessor fails to cure any default within the thirty (30)-day period immediately following receipt of Lessee’s written notice of default; provided that if any such default is capable of cure, but cannot be cured within the thirty (30)-day period with reasonable diligence taking into consideration the nature of the circumstances, Lessor may have additional time to cure the default, but in no event longer than one hundred eighty (180) days, if within the initial thirty (30)-day period, Lessor makes commercially reasonable efforts to commence to cure the default and, thereafter, diligently pursues the cure to completion, and is able to cure the default within a commercially reasonable period of time (not to exceed one hundred eighty (180) days) from the date upon which written notice of the default is given to Lessor.

(c)           If either party waives a default by the other party, such waiver shall not be construed or deemed to be a continuing waiver of any subsequent breach or default on the part of either party.

11.          PROHIBITION AGAINST LESSEE CREATING LIENS AGAINST PREMISES.  It is expressly covenanted and agreed by and between the parties hereto that nothing in this Lease contained shall authorize Lessee to do any act that will in any way encumber (except to the extent this Lease creates such an encumbrance) the title of Lessor in and to the Premises, nor shall the interest or estate of Lessor in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Lessee, and any claim to or lien upon the Premises arising from any act or omission of Lessee shall accrue only against the leasehold estate of Lessee and shall in all respects be subject and subordinate to the paramount title and rights of Lessor in and to the Premises and the buildings and improvements thereon.  Lessee will not permit the Premises to become subject to any mechanics’, laborers’ or material men’s lien on account of labor or material furnished to Lessee in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Lessee; provided, however, that Lessee shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien.

12.          INSURANCE.  At all times during the term of this Lease, Lessor and Lessee shall maintain the insurance coverages required under the Purchase Agreement.

13.          INDEMNITY.  The indemnity provisions in Article 10 of the Purchase Agreement shall apply to this Lease.

14.          WAIVERS.  One or more waivers of any covenants, condition or agreement herein contained shall not be construed as a waiver of a further breach of the same covenant, condition or agreement or of any other covenant, condition or agreement, and the consent or approval by Lessor to or of any act by Lessee requiring Lessor’s consent or approval shall not be deemed to waive or render unnecessary Lessor’s consent or approval to any subsequent similar act by Lessee.

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15.          NOTICES.  All notices, requests, demands, statements and or payment provided for herein shall be in writing and sent to the parties hereto at the following addresses:

Lessor:	Attn: General Manager
Allied Waste Systems
323 Marble Mill Road
Marietta, Georgia 30060

With copy to:	Attn: Senior Director of Renewable Energy Development
c/o Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

and copy to:	Attn: Barry Shelley
c/o Fennemore Craig
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012

Lessee:	Attn: Mike Ellis
President, GES Live Oak – Hickory Ridge, LLC
Suite 250, Tower Place 200
3348 Peachtree Road, NE
Atlanta, Georgia 30326

Such notices, etc. shall be deemed to have been given and received when personally delivered or upon receipt as evidenced by a U.S. Postal Service Receipt for Certified or Registered Mail.  Either party may change the address to which communications or payments are to be made by written notice to the other party as set forth above.

16.          WARRANTY.

(a)           Lessor represents and warrants that: (a) Lessor is duly qualified to do business and is in good standing in the States of Delaware and Georgia; (b) Lessor has full power and authority to execute, deliver and perform its obligations under this Lease; (c) the execution, delivery and performance of this Lease by Lessor have been duly and validly authorized by all necessary action on the part of Lessor; (d) the execution and delivery of this Lease by Lessor and the performance of the terms, covenants and conditions contained herein is permitted under all agreements to which Lessor is a party, or by which the property is bound, including any and all leases, mortgages and financing agreements, and will not violate the certificate of incorporation or bylaws of Lessor, or any order of a court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any material contract by which Lessor is bound; (e)  Lessor has not granted any third party any rights of use, occupancy or otherwise, with respect to the Premises.

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(b)           Lessee represents and warrants that: (a) Lessee is duly qualified to do business and is in good standing in the State of Georgia; (b) Lessee has full power and authority to execute, deliver and perform its obligations under this Lease; (c) the execution, delivery and performance of this Lease by Lessee have been duly and validly authorized by all necessary action on the part of Lessee; (d) the execution and delivery of this Lease by Lessee and the performance of the terms, covenants and conditions contained herein will not violate the certificate of formation or bylaws of Lessee, or any order of a court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any material contract by which Lessee is bound.

(c)           Each party acknowledges that its representations and warranties as set forth above will be relied upon by the other party in entering into and performing under this Lease.  The representations and warranties contained in this Section shall survive the expiration or termination of this Lease.

17.          EASEMENTS.  Lessor agrees to grant to Lessee and/or to the appropriate utility providers easements across the Premises and across property contiguous with the Premises that is owned or leased by Lessor and that may be reasonably necessary in connection with Lessee’s performance of the terms and conditions of the Purchase Agreement, including without limitation for pipelines to transport the Landfill Gas and for the provision of electric service, all at locations mutually agreed upon by Lessor and Lessee, provided that Lessor, may, from time to time, and upon the prior written approval of Lessee, change the locations of any such easements to the extent Lessor deems necessary in connection with Lessor’s operations at the Landfill, in which event, notwithstanding any term of the Purchase Agreement to the contrary, Lessor shall reimburse Lessee for the  actual cost of relocating any of Lessee’s Facilities that may be required in connection with any such relocation, including without limitation, (i) the revenues and benefits Lessee would have realized for sale and/or use of Landfill Gas, plus (ii) any consequences, including without limitation damages, termination and the like arising with respect to output sales contracts reasonably resulting from any such relocation, minus (iii) any operating and maintenance costs with respect to the Lessee’s Facilities that Lessee did not incur because of such relocation.

18.          ENTIRE AGREEMENT.  This Lease and the Purchase Agreement  contain the entire and exclusive agreement between the parties regarding the lease of the Premises and supersedes and terminates all prior or contemporaneous arrangements, understandings and agreements, whether oral or written.  This Lease may not be amended or modified, except by a writing executed by Lessor and Lessee.

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19.          GOVERNING LAW; VENUE; JURISDICTION; ATTORNEY’S FEES.  This Lease shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.  Notwithstanding the foregoing, any legal action arising under or in connection with this Lease or any other instrument, document or agreement executed or delivered in connection with this Lease, or in any way connected with or related or incidental to the dealings of the parties with respect to this Lease or such other instrument, document or agreement or the transactions contemplated herein (“Dispute”) shall be brought exclusively in the state or federal courts located in Fulton County, Georgia.  By execution and delivery of this Lease, with respect to Disputes each of the parties knowingly, voluntarily and irrevocably:  (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the Dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Georgia; (d) waives any right to trial by jury; (e) agrees that any such Dispute shall be decided by court trial without a jury; and (f) agrees that any party to this Lease may file an original counterpart or a copy of this Section with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section.  Should any litigation be commenced under this Lease, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding.

20.          ASSIGNMENT.  Assignment of this Lease shall be subject to the same terms, conditions, limitations and restrictions as are applicable to the parties under the Purchase Agreement.

21.          BINDING EFFECT.  This Lease shall be binding upon and inure to the benefit of all administrators, executors, personal representatives, heirs, successors and permitted assigns of the parties hereto.  Except as provided in Section 20, each assignee shall as a precondition to the other party’s consent execute such written instrument(s) as the other party shall reasonably require evidencing the assignee’s agreement to be bound by each and every term of this Lease.  The preceding sentence shall not be deemed to authorize any assignment not specifically authorized elsewhere in this Lease or in the Purchase Agreement.

22.          BROKERAGE.  Lessor and Lessee represent that they have dealt with no broker or agent with respect to this Lease or the negotiation and execution hereof.  Each party hereby indemnifies and saves and holds the other party harmless against any claims for brokerage commissions or compensation or other claims of any kind (including reasonable attorney’s fees and costs) arising out of a breach of the foregoing representation by the indemnifying party.

23.          HEADINGS AND TITLES.  The headings and titles of the articles of this Lease are inserted for convenience or reference only and shall be disregarded in construing or interpreting any of its provisions.

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24.          SEVERABILITY.  If any of the provisions, or portions, or applications thereof, of this Lease are made unenforceable or invalid by any existing or subsequent federal, state or local requirements, either statutory or administrative, or are held to be unenforceable or invalid by any court of competent jurisdiction, Lessor and Lessee shall, except as provided otherwise herein, negotiate an adjustment in the affected provisions of the Lease with a view toward effecting the purposes of this Lease, and the validity and enforceability of the remaining provisions or portions, or applications thereof shall not be affected thereby.

25.          NO PARTNERSHIP.  Nothing contained in this Lease shall be construed to create any association, trust, partnership, or joint venture or impose a trust or partnership, duty, obligation, or liability or an agency relationship on, or with regard to, either party.  Neither party hereto shall have the right to bind or obligate the other in any way or manner unless otherwise provided for herein.

26.          CONFLICTS WITH PURCHASE AGREEMENT.  In the event of any conflict between the provisions of this Lease and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall prevail.

[SIGNATURES ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, Lessor and Lessee have set their hands and seals as of the date first set out above.

LESSEE:	LESSOR:

GES Live Oak – Hickory Ridge, LLC,	BFI Waste Systems of North America, LLC,
a Georgia limited liability company	a Delaware limited liability company

By: _________________________________________	By: ______________________________________________

Print Name: __________________________________	Print Name: _______________________________________

Title: _______________________________________	Title: ____________________________________________

Date:________________ , 20__	Date: ________________ , 20__

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ATTACHMENT A

PREMISES DESCRIPTION

[PREMISES DESCRIPTION TO COME.]

ATTACHMENT B

[DESCRIPTION OF DELIVERY POINT TO COME.]